Private & confidential

Dated: 25th June, 2010

KELTY MARINE LTD.
as Borrower

- and -

THE BANK(S) AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1
as Lender(s)

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT
as Arranger, Agent and Security Agent

- and -

COMMERZBANK AKTIENGESELLSCHAFT
as Account Bank

LOAN AGREEMENT

for a secured floating interest rate
loan facility of US$26,650,000

Theo V. Sioufas & Co.
Law Offices
Piraeus

TABLE OF CONTENTS

SCHEDULES

THIS AGREEMENT is dated the 25th day of June, 2010 made BETWEEN:

(1) **KELTY MARINE LTD.**, a corporation duly incorporated under the Republic of Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as Borrower (hereinafter called the "**Borrower**", which expression shall include its successors);

(2) **THE BANKS AND FINANCIAL INSTITUTIONS** whose names and addresses are set out in schedule 1, as Lender(s); and

(3) **DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT**, as Arranger, Agent, and Security Agent; and

(4) **COMMERZBANK AKTIENGESELLSCHAFT**, a bank incorporated under the laws of the Republic of Germany, acting through its office at Domstraße 18 D - 20095 Hamburg, Germany, as Account Bank

AND IT IS HEREBY AGREED as follows:

1. PURPOSE, DEFINITIONS AND INTERPRETATION

1.1 Purpose

This Agreement sets out the terms and conditions upon and subject to which the Lender(s) agree(s) to make available to the Borrower a loan up to the lesser of (a) Dollars Twenty six million six hundred fifty thousand ($26,650,000) and (b) 65% of the Purchase Price of the Vessel, to be used for the purpose of part financing the acquisition of the Vessel.

1.2 Definitions

In this Agreement, unless the context otherwise requires each term or expression defined in this Clause shall have the meaning given to it in this Clause:

"**Account Bank**" means COMMERZBANK AKTIENGESELLSCHAFT, a bank incorporated under the laws of the Republic of Germany, acting through its office at Domstraße 18 D - 20095 Hamburg, Germany;

"**Agent**" means DSB or such other person as may be appointed as agent by the Lender(s) pursuant to clause 17.13 and includes its successors in title;

"**Arranger**" means DSB and includes its successors in title;

"Assignee" has the meaning ascribed thereto in Clause 15.3;

"Availability Period" means the period starting on the date hereof and ending on the 30th day of September, 2010 or such later date to which the Agent may agree in writing or on which the total Commitment is reduced to zero pursuant to Clauses 10.2 (a) or 12.1, 12.2 or any other Clause of this Agreement;

"Banking Day" means any day on which banks and foreign exchange markets in New York, London, Hamburg, Frankfurt/Main and Athens and in each country or place in or at which an act is required to be done under this Agreement are open for the transaction of business of the nature contemplated in this Agreement;

"Beneficial Shareholder(s)" means the person or persons orally disclosed to the Agent by an individual acceptable to the Agent as being the ultimate legal and beneficial owner or owners (either directly and/or through companies beneficially owned by such person or persons or members of his/her direct family and/or trusts or foundations of which such person or persons or members of his/her direct family are legal and beneficial owners) of the 37% of the shares and 37% of the voting rights in the Guarantor;

"Borrowed Money" means Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of paragraphs (i) to (vi) above;

"Casualty Amount" means Dollars One Million ($1,000,000) (or the equivalent in any other currency);

"Charterparty" (i) means the bareboat charterparty dated 8th September, 2009 (the "**Bareboat Charterparty**") entered into between Jinyang Shipping Co. Ltd., of Korea, as owner (the "**Initial Owner**") and Eastern Media International Corporation, of Taipei and Far Eastern Silo & Shipping (Panama) S.A., of Panama, as joint bareboat charterers (the "**Bareboat Charterers**"), as amended by addendum No.1 dated 8th September, 2009, addendum No.2 dated 24th December, 2009, addendum No.3 dated

7th January, 2010 and novated by a novation agreement dated 7th June, 2010 and made between Emm Shipping Co. Ltd, as C/P Owner, the Charterers, as charterers and the Owner, as owner, providing for the employment of the Vessel for a period of 5 years + 1 month at Bareboat Charterers' option + 1 year at Bareboat Charterers' option + another year at owners option) for a daily hire of $14,250 gross par day and (ii) after redelivery under such Bareboat Charterparty any time or bareboat charterparty or contract of affreightment, agreement or related document in respect of the employment of the Vessel for a period for more than twelve (12) months to be made between the Borrower and any charterer (and shall include any addenda thereto);

"Charterparty Assignment" means the assignment of the Bareboat Charterparty and after redelivery under such Bareboat Charterparty, the assignment of any Charterparty, executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent and the acknowledgement of notice of the assignment in respect of the Charterparty to be given by the relevant charterer, all in such form as the Lender(s) may approve or require, as the same may from time to time be amended and/or supplemented;

"Classification" means in respect of the Vessel, the classification designated in the Mortgage with the Classification Society;

"Classification Society" means for the purpose of the Security Documents in respect of the Vessel, the classification society designated in the Mortgage or such other classification society being a generally recognised first class classification society acceptable to the Agent and member of the IACS which the Agent shall, at the request of the Borrower, have agreed upon in writing;

"Commitment" means the total sum not exceeding Dollars Twenty six million sixty five thousand ($26,650,000) to be made available by the Lender(s) to the Borrower under this Agreement and, in relation to each Lender, the amount set out opposite its name in the column headed "Commitment" in Schedule 1, and/or, in the case of a Transferee, the amount transferred as specified in the relevant Transfer Certificate, as reduced in each case by any relevant term of this Agreement;

"Compulsory Acquisition" requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any Governmental Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

"Contribution" means in relation to each Lender, the principal amount of the Loan owing to such Lender under this Agreement at any relevant time;

"Creditors" means, together, the Agent, the Arranger, the Security Agent, the Account Bank and the Lender(s) and "**Creditor**" means any of them;

"Default" means any Event of Default or any event which with the giving of notice or lapse of time (or any combination thereof) would constitute an Event of Default;

"Default Rate" means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4;

"Delivery Date" means the date on which the Vessel is delivered to the Borrower in accordance with the MOA;

"DOC" means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

"Dollar" and "$" means the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in Dollars);

"Drawdown Date" means any date being a Banking Day falling during the Availability Period, on which the Commitment is, or is to be, made available or (as the context may require) the date on which the Commitment is actually advanced to the Borrower hereunder;

"Drawdown Notice" means a notice substantially in the terms of Schedule 2;

"DSB" means **DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT**, a bank incorporated under the laws of the Republic of Germany, acting for the purposes of this Agreement through its office at Domshof 17, D-28195, Bremen, Federal Republic of Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 16.1);

"Earnings" means all earnings of the Vessel, both present or future, including all freight, hire and passage moneys, compensation payable to the Owner in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in

respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for employment of the Vessel and any other earnings whatsoever due or to become due to the Owner in respect of the Vessel and all sums recoverable under any Insurances in respect of loss of Earnings and includes, if and whenever the Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to the Vessel;

"Earnings Account" means the interest bearing Dollar account opened or (as the context may require) to be opened by the Borrower with the Account Bank, designated *"Kelty Marine Ltd./Earnings Account"* to which (inter alia) all Earnings of the Vessel are to be paid in accordance with Clauses 8.6(b) and 14.1(b);

"Encumbrance" means:

(a) a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b) the rights of the plaintiff under an action in rem in which the Vessel has been arrested or a writ has been issued or similar step taken; and

(a) any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A: but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Environmental Affiliate" means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the Borrower or any other Relevant Party in connection with or any other Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or the provision of goods and/or services on or from any Relevant Ship;

"Environmental Approval" means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or any other vessel owned by, managed or crewed by or chartered to the Owner or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from any Relevant Ship or

any other vessel owned by, managed or crewed by or chartered to any Relevant Party required under any Environmental Law;

"Environmental Claim" means any and all enforcement, clean up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern from any Relevant Ship;

"Environmental Laws" means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship;

"Event of Default" means any events or circumstances set out in Clause 10.1 or described as such in any other of the Security Documents;

"Expenses" means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender(s) and/or, as the case may be, the Agent) of:

(a) all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen's pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Creditors (or any of them) in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by the Borrower and/or any other Security Party in accordance with the terms of any of the Security Documents;

(b) the expenses referred to in Clause 5.1; and

(c) interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Lender(s) and/or the Agent from the Borrower and/or any other Security Party and in all other cases, the date on which the same were suffered, incurred or paid

by the Lender(s) and/or the Agent until the date of receipt or recovery thereof (whether before or after judgement) which following the occurrence of an Event of Default which is continuing shall be calculated at a rate per annum calculated in accordance with Clause 3.4 (as conclusively certified by the Agent), but always absent manifest error;

"Final Availability Date" means the last day of the Availability Period or such later date as the Agent may in its absolute discretion agree in writing;

"Final Maturity Date" means the date falling eighty four (84) months from the earlier of the Drawdown Date;

"Flag State" means the Republic of Panama or such other state or territory proposed in writing by the Borrower to the Agent and approved (at its reasonable discretion) by the Agent, as being the "**Flag State**" of the Vessel for the purposes of the Security Documents;

"General Assignment" means the deed of assignment collateral to the Mortgage executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent, whereby the Borrower shall assign to the Security Agent the Insurances, the Earnings and any Requisition Compensation of the Vessel, in such form as the Lender(s) may approve or require, as the same may from time to time be amended and/or supplemented;

"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organization or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

"Governmental Withholdings" means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

"Group" means the Guarantor and its Subsidiaries (whether direct or indirect and including, but not limited to, the Borrower) from time to time during the Security Period and "member of the Group" shall be construed accordingly;

"Guarantee" means the irrevocable and unconditional guarantee of the Guarantor in favour of the Security Agent in such form as the Lender(s) may approve or require, as a security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement as the same may from time to time be amended and/or supplemented;

"Guarantor" means **GLOBUS MARITIME LIMITED**, a company duly incorporated in Jersey with Company Registration No. 94123, having its registered office at Walker House, P.O. Box 498, 28-34 Hill Street, St. Helier, Jersey, JE4 5TF;

"Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety, whether present or future, actual or contingent;

"Instructing Group" means, at any relevant time, (a) with respect to decisions regarding change of the repayment schedules of the Loan, increase any Lender's Commitment, change the currency in which any amount is payable by any Security Party under any of the Security Documents, change any provision of any of the Security Documents which expressly or impliedly requires the approval or consent of all of the Lenders such that the relevant approval or consent may be given otherwise than with the sanction of all of the Lenders, change the order of distribution under Clause 13.1 (application of moneys), change Clause 17.11 or any definition referred to in Clause 17.11, change of pricing, change of Final Maturity Date, amend this definition and/or release of the securities constituted or to be constituted by the Security Documents, Lender(s) the aggregate of whose Commitments is equal to 100% of the total Commitment at such time or, after the Loan has been drawn down, Lender(s) the aggregate of whose Contributions at such relevant time is equal to 100% of the Loan and (b) with respect to decisions on any other matter, Lender(s), the aggregate of whose Commitments at any relevant time equals to seventy-five percent (75%) of the total Commitment or, after the Loan has been drawn down, Lender(s), the aggregate of whose Contributions at any relevant time is equal to seventy-five percent (75%) of the Loan;

"Insurances" means in respect of the Vessel all policies and contracts of insurance (including, without limitation, all entries of the Vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Owner thereof in respect of the Vessel or otherwise howsoever in connection with the Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);

"Interest Payment Date" means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than six (6) months the date(s) falling at successive six (6) monthly intervals during such longer Interest Period and the last day of such Interest Period;

"Interest Period" means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 and 3.3;

"ISM Code" means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741 (18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"ISPS Code" means the International Security of Ships and Port Safety Code and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"**ISSC**" means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;

"Lenders" or **"Lender(s)"** means the bank(s) and financial institutions listed in Schedule 1 and acting through its branch or office indicated beneath its name in Schedule 1 and any other bank which may be invited through the Agent to participate in the Loan, which is acceptable to the Borrower and to which bank rights and/or obligations under this Agreement are assigned or transferred in accordance with the terms of Clause 15 (and includes their respective assigns, successors and Transferees);

"LIBOR" means in relation to any amount and for any period:

(a) the offered rate (if any) per annum for deposits in Dollars for such amount and for such period which is the rate, for such period, appearing on the relevant page of the Reuter BBA LIBOR01 at or about 11 a.m. London time on the Quotation Day (or, if the Agent shall have made a determination pursuant to Clause 3.6 such later time (not being later than 1 p.m. (London time) on the first day of such period) as the Agent may determine) (and, for the purposes of this Agreement, "Reuter BBA LIBOR01" means the display designated as "LIBOR01" on the Reuters Service or such other page as may

replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying the British Bankers' Association Interest Settlement Rates for Dollars); and

(b) if on such date no rate is quoted on Reuter BBA page LIBOR01, or if the rate quoted on Reuter BBA page LIBOR01 does not reflect cost of funding of any Lender(s), LIBOR for such period shall be the rate determined by the Agent in accordance with its usual practices to obtain similar deposit(s) in Dollars on the basis of the rates quoted by the Lender(s) at the request of the Agent as such Lender(s) offered rate for deposits in Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;

"Loan" means the aggregate principal amount borrowed by the Borrower pursuant to this Agreement or (as the context may require) the principal amount owing to the Lender(s) under this Agreement at any relevant time;

"Loan to Value Ratio" means a fraction where the numerator is the aggregate principal amount of the Loan outstanding, and where the denominator is the Security Value at the relevant time;

"Management Agreement" means the agreement made between the Borrower, as owner and the Manager, as manager of the Vessel providing for the appointment of such Manager to manage the Vessel, after the termination of the Bareboat Charterparty, subject to and upon the terms and conditions therein contained, a certified copy whereof has been delivered to and approved by the Agent;

"Manager" means, after the termination of the Bareboat Charterparty, **GLOBUS SHIPMANAGEMENT CORP.**, of Marshall Islands, having an office established in Greece (128 Vouliagmenis Avenue, Glyfada, Attiki, Greece) pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 (as amended) or such other manager as may from time to time be appointed by the Borrower, with the prior written consent of the Agent (such consent not to be unreasonably withheld), as technical and/or commercial manager of the Vessel and includes its successors in title;

"Manager's Undertaking" means an undertaking executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in such form as the Lender(s) may approve or require, as the same may from time to time be amended and/or supplemented;

"Margin" means in respect of:

(a) any Margin Application Period during which the Loan to Value Ratio is below 45%, Two point two five per cent (2.25%) per annum;

(b) any Margin Application Period during which the Loan to Value Ratio is equal to or exceeds 45% but is less than or equal to 60%, Two point four zero per cent (2.40%) per annum;

(c) any Margin Application Period during which the Loan to Value Ratio exceeds 60% but is less than or equal to 70%, Two point five zero per cent (2.50%) per annum; and

(d) any Margin Application Period during which the Loan to Value Ratio exceeds 70%, Two point seven five per cent (2.75%) per annum;

"Margin Application Period" means each consecutive period of approximately twelve (12) months falling during the Security Period, commencing, in the case of the first such period, on the first Drawdown Date and ending on the first Interest Payment Date following the first anniversary of such Drawdown Date and, in the case of each subsequent such period, commencing on the first Interest Payment Date following the preceding anniversary of such Drawdown Date and ending on the first Interest Payment Date following the following anniversary of such Drawdown Date, during which such approximately twelve (12) month period the applicable Margin payable on the Loan shall be the relevant Margin as determined by the Agent and notified to the Borrowers on the basis of the Loan to Value Ratio determined pursuant to Clause 8.2(b) at approximately ten (10) days prior to each Margin Applicable Period;

"Market Value" means the market value of the Vessel as determined in accordance with Clause 8.2(b);

"Material of Environmental Concern" means and includes pollutants, contaminants toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

"MOA" means the memorandum of agreement dated 7th June, 2010 made between the Seller and the Borrower relating to the sale by the Seller, and the purchase by the Borrower, of the Vessel;

"Month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i) if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the proceeding Banking Day and "months" and "monthly" shall be construed accordingly;

"Mortgage" means the first preferred Panamanian ship mortgage on the Vessel to be executed by the Borrower in favour of the Lender(s) or the Security Agent in such form as the Lender(s) may approve or require and as the same may from time to time be amended and/or supplemented;

"Operating Expenses" means the expenses for crewing, victualling, insuring, maintenance (including dry-docking and special survey cost and expenses), spares, management and any other relevant expenses necessary for the commercial operation of the Vessel which are reasonably incurred for a vessel of the size and type of the Vessel;

"**Operator**" means any person who is from time to time during the Security Period concerned in the operation of the Vessel and falls within the definition of "**Company**" set out in rule 1.1.2. of the ISM Code;

"Outstanding Indebtedness" means the aggregate of (a) the Loan and interest accrued and accruing thereon, (b) the Expenses and (c) all other sums of money from time to time owing by the Borrower to the Lender(s), whether actually or contingently under this Agreement and the other Security Documents;

"Owner" means the Borrower;

"Permitted Encumbrance" means any Encumbrance in favour of the Security Agent or the other Creditors created pursuant to the Security Documents and Permitted Liens;

"Permitted Liens" in relation to the Vessel means;

(a) Encumbrances created by the Security Documents;

(b) liens for unpaid crew's wages in accordance with usual maritime practice;

(c) liens for salvage;

(d) liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to the Vessel not prohibited by this Agreement;

(e) liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested in good faith by appropriate steps) and, in the case of liens for repair or maintenance, in the Vessel is put in the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Casualty Amount provided that (i) either that person has first given to the Lenders and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or her earnings for the cost of such work or (ii) the previous consent of the Agent shall have been obtained (which consent shall not be unreasonably withheld);

(f) any Encumbrance created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Owner is prosecuting or defending such action in good faith by appropriate steps; and

(g) Encumbrances arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

"Purchase Price" means the amount referred to in clause 1 of the MOA as purchase price of the Vessel i.e. $41,112,000;

"Quotation Day" means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the second Banking Day before the first day of such period;

"Receiving Bank" means Citibank N.A. of 111 Wall Street, New York, USA or such other bank as may from time to time be notified by the Agent to the Borrower;

"Registry" means the offices of the Ships' Register of the port of Panama or such other registrar, commissioner or representative of the Flag State who is duly authorised to register the Vessel, the Borrower's title to the Vessel and the Mortgage over the Vessel under the laws and flag of the Flag State;

"**Regulatory Agency**" in relation to a Vessel means the Government Entity or other organization in the Flag State which has been designated by the government of such Flag State to implement and/or administer and/or enforce the provisions of the ISM Code;

"Relevant Jurisdiction" means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

"Relevant Party" means the Borrower and any other Security Party;

"Relevant Ship" means the Vessel and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

"Repayment Dates" means each of the twenty eight (28) dates falling at three (3) months intervals after the Drawdown Date and with the last (the 28th) of such Repayment Dates falling on the Final Maturity Date;

"Repayment Instalment" means each instalment of the Loan which becomes due for repayment by the Borrower on a Repayment Date pursuant to Clause 4.1;

"Requisition Compensation" in relation to a Vessel means all sums of money or other compensation from time to time payable by reason of requisition of the Vessel;

"**Security Agent**" means DSB or such other person as may be appointed as Security Agent and trustee by the Lenders and the Agent pursuant to clause 17.14 and includes its successors in title;

"Security Documents" means this Agreement, the Guarantee, the Mortgage, the General Assignment, the Charterparty Assignment and any and every other document as may have been or shall from time to time after the date of this Agreement executed to guarantee and/or to secure the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrower pursuant to this Agreement and other moneys from time to time owing under or in

connection with this Agreement and/or any of the documents referred to in this definition;

"Security Party" means the Borrower, the Guarantor and any other person (other than the Creditors) which is or may become a party to any of the Security Documents;

"Security Period" means the period commencing on the date hereof and terminating on the date upon which all moneys payable or to become payable at any time and from time to time pursuant to the terms of this Agreement and/or any of the Security Documents shall have been paid and discharged in full and any period during which any Commitment is in force;

"Security Requirement" means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which is at any relevant time one hundred thirty percent (130%) of the Loan;

"Security Value" means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which, at any relevant time is the aggregate of (a) the Market Value of the Vessel as most recently determined in accordance with Clause 8.2(b), (b) the market value of any additional security for the time being actually provided to the Creditors pursuant to Clause 8.2(e) and (c) the amount of minimum free liquidity maintained with Agent;

"Seller" means JY Star Shipping S.A., of Panama;

"SMC" means a safety management certificate issued in respect of the Vessel in accordance with rule 13 of the Code;

"Subsidiary" of a person means any company or entity directly or indirectly controlled by such person, and for this purpose "control" means either the ownership of more than fifty percent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

"Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Lenders and imposed on the net income of the Lenders) and **"Taxation"** shall be construed accordingly;

"**Total Loss**" means:

(a) actual, constructive, compromised or arranged total loss of the Vessel; or

(b) the Compulsory Acquisition of the Vessel excluding a requisition for hire at the prevailing market rate ; or

(c) the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than where the same amounts to the Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity or otherwise, unless the Vessel be released and restored to from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within sixty (60) days after the occurrence thereof;

"**Transfer Certificate**" means a certificate substantially in the form set out in Schedule 4;

"**Transferee**" has the meaning ascribed thereto in Clause 15.4;

"**Trust Deed**" means a trust deed in the form, or substantially in the form, set out in schedule 6;

"**Trust Property**" means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent or any receiver under or pursuant to the Security Documents including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Agent in the Security Documents, (ii) all moneys, property and other assets paid or transferred to or vested in the Security Agent or any agent of the Security Agent or any receiver or received or recovered by the Security Agent or any agent of the Security Agent or any receiver pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or any agent of the Security Agent or any receiver in respect of the same (or any part thereof);

"**Vessel**" means the motor vessel "**JIN STAR**" of approximately 43,537 gt and 26,550 nt, built in 2010 in Korea, presently registered under Panamanian flag, purchased by the Borrower from the Seller pursuant to the terms and conditions of the MOA and

which upon delivery to the Borrower shall be registered in the ownership of the Borrower with the same name under the laws and flag of the Flag State, and propelled by one oil internal combustion engine of 11.620 KW, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel.

1.3 **Interpretation:** In this Agreement:

(a) clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(b) subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Security Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(c) reference to a person shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

(d) where the context so admits, words in the singular include the plural and vice versa;

(e) the words "including" and "in particular" shall not be construed as limiting the generality of any foregoing words;

(f) references to (or to any specified provisions of) this Agreement and all documents referred to in this Agreement shall be construed as references to this Agreement, that provision or that document as same are in force for the time being and as same are amended and/or supplemented from time to time;

(g) reference to this Agreement includes all the terms of this Agreement and any Schedules, Annexes or Appendices to this Agreement, which form an integral part of same;

(h) reference to Clauses, Sub-Clauses and Schedules are to Clauses, Sub-Clauses and Schedules in this Agreement;

(i) reference to the opinion of any Lender and, where is provided hereunder, the Agent or a determination or acceptance by any Lender and, where is provided hereunder, the Agent or to documents, acts, or persons acceptable or satisfactory to any Lender and, where is provided hereunder, the Agent or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of such Lender and, where is provided hereunder, the Agent at the sole reasonable discretion of such Lender and, where is provided hereunder, the Agent and such opinion, determination, acceptance or satisfaction of such Lender and, where is provided hereunder, the Agent shall in the absence of manifest error be conclusive and binding on the Borrower;

(j) references to a "**regulation**" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self regulatory or other national or supra-national authority;

(k) references to any person include such person's assignees and successors in title;

(l) reference to a "**guarantee**" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "**guaranteed**" shall be construed accordingly; and

(m) references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.4 <u>Instructing Group.</u> Where any of the Security Documents provides for any matter to be determined by reference to the opinion of the Instructing Group or to be subject to the consent or request of the Instructing Group or for any action to be taken on the instructions of the Instructing Group, such opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Instructing Group if all the Lenders shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Lenders shall have given or issued such opinion, consent, request or instructions.

1.5 **Lender's Commitment.** For the purpose of the definition of "Instructing Group" in Clause 1.2, references to the Commitment of a Lender shall, if the total Commitment of all the Lenders have, at any relevant time, been reduced to zero, be deemed to be a reference to the Commitment of that Lender immediately prior to such reduction to zero.

2. THE LOAN

2.1 **Commitment to Lend.** The Lenders, relying upon (inter alia) each of the representations and warranties set forth in Clause 7 and in each of the other Security Documents, agree(s) to lend to the Borrower and upon and subject to the terms of this Agreement, the principal sum of up to Dollars Twenty six million six hundred fifty thousand ($26,650,000).

2.2 **Drawdown Notice and Commitment to Borrow.** Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrower following receipt by the Agent from the Borrower of a Drawdown Notice not later than 10 a.m. (London time) on the third Banking Day before the date on which the drawdown is intended to be made. A Drawdown Notice shall be effective on actual receipt thereof by the Agent and, once given, shall, subject as provided in Clause 3.6, be irrevocable.

2.3 **Advance of the Loan.** The Loan shall be advanced to the Borrower on the Drawdown Date in one (1) advance and shall be used for the purposes set out in Clause 1.1.

2.4 **Availability.** Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Agent shall promptly notify each Lender and each Lender shall, subject to the provisions of Clause 10, on the date specified in such Drawdown Notice make available to the Agent its portion of the Commitment for payment by the Agent in accordance with Clause 6.2. to the Borrower under this Agreement.

2.5 **Application of Proceeds.** Without prejudice to the Borrower's obligations under Clause 8.1(c), no Creditor shall have any responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrower.

2.6 **Termination of the total Commitment.** Any part of the total Commitment not advanced on the Final Availability Date shall be cancelled.

2.7 **Cancellation of the total Commitment.** The Borrower shall be entitled to cancel any undrawn part of the Commitment under this Agreement upon giving the Agent not

less than three (3) Banking Days' notice in writing to that effect, provided that no Drawdown Notice has been given to the Agent for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrower. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn.

2.8 **Obligations several.** The obligations of the Lenders under this Agreement are several according to their respective Commitment and/or Contribution; the failure of any Lender to perform such obligations under this Agreement shall not relieve any other Creditor or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall any Creditor be responsible for the obligations of any other Creditor (except for its own obligations, if any, as a Creditor, under this Agreement).

2.9 **Interests several.** Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Instructing Group) the interests of the Creditors are several and the amount due to any of the Creditors is a separate and independent debt. No Creditor shall have the right to protect and enforce its rights arising out of this Agreement without the prior written consent of all the Lenders but if such consent is given, such Creditor shall not be obliged to join any other Creditor as an additional party in any proceedings for this purpose.

2.10 **Disbursement of the Loan to the Seller's bank**

(a) Notwithstanding the foregoing provisions of this Clause 2.10, in the event that the Loan or any relevant part thereof (as the case may be) is required to be drawn down prior to the satisfaction of the requirements of conditions precedent set out in Schedule 3 hereto and remitted to the Seller's Bank in accordance with clause 3 of the MOA (the ***"Seller's Bank"***), the Agent may in its absolute discretion agree to remit such amount to the Seller's Bank prior to the satisfaction of the requirements of Clause 9 expressly subject to the following conditions:

(i) such amount is remitted to the Seller's Bank to be held by it in an account in the Agent's name (the ***"deposit account"***) and to the order of the Agent;

(ii) the principal amount (the ***"deposited amount"***) of such funds will only be released to the Seller upon the Seller's presentation to the Seller's Bank of a copy of the protocol of delivery and acceptance for the Vessel in the form agreed between the Seller and the Borrower and duly signed on behalf of the Seller and the Borrower and countersigned by the Agent's representative;

(iii) the deposited amount so released may be used only for payment to the account of the Seller with the Seller's Bank in satisfaction of the balance of the Purchase Price of the Vessel specified in clause 3 of the MOA; and

(iv) in the event that none of the said amount so remitted is released in accordance with the Agent's instructions or any part thereof is not so released, the Agent shall instruct the Seller's Bank five (5) days from the expected Delivery Date, to pay the said amount and any earned interest to another account of the Agent and the Borrower shall be obliged to indemnify the Agent in accordance with Clause 10.1. Any amounts so remitted and returned pursuant to this Clause will be applied in or towards prepayment of the Loan pursuant to Clause 4.2.

(b) When either:

(i) the Commitment or any relevant part thereof (as the case may be) is disbursed (whether on the expected Delivery Date or thereafter) in accordance with Clause 2.10(a)(i) and (ii) or

(ii) the Agent withdraws the deposited amount under Clause 2.10(d),

the Borrower shall forthwith upon demand by the Agent pay to the Agent such amounts that may be certified by the Agent as being the amount required to indemnify the Lenders in respect of the cost to the Lenders of funding the deposited amount from the date of payment thereof to the Seller's Bank to the date of disbursement of the deposited amount to the Seller or the refund of the deposited amount to the Agent less the amount (if any) of the earned interest received by the Agent from the Seller's Bank. For this purpose, the cost of the Lenders funding the deposited amount shall be

deemed to be interest at a rate equal to the aggregate of (i) the applicable Margin and (ii) LIBOR for comparable deposits on a call (day to day) basis.

(c) Neither the Agent nor the Lenders shall have any liability to the Borrower if the Seller's Bank fails to carry out any instructions given to it by the Agent to disburse or refund the deposited amount.

(d) If, upon being instructed to do so by the Agent, the Seller's Bank fails either to apply the deposited amount in full in accordance with Clause 2.10(a)(ii) or to refund the deposited amount in full in accordance with Clause 2.10(a)(iv):

(i) the Lenders shall cease to be obliged to make their respective Commitments or relevant part thereof (as the case may be) available unless and until the Seller's Bank carries out such instructions;

(ii) the Borrower shall indemnify the Creditors on demand in respect to all loses certified by the Creditors as suffered or incurred by the Creditors as a consequence of the Seller's Bank failure to carry the Agent's instructions; and

(iii) without prejudice to the obligations of the Borrower so to indemnify the Creditors on demand, the Agent shall in good faith take reasonable and proper steps diligently to seek recovery of the deposited amount from the Seller's Bank (provided, that prior to taking such action the Borrower shall have agreed to indemnify the Creditors for all costs and expenses which may be incurred in seeking recovery of such amount, including, without limitation, all legal fees and disbursements reasonably and properly incurred) and if the Agent shall recover any part of the deposited amount (and provided that it has previously recovered full indemnification under Clause 2.10(d)(ii)) the Agent shall, so long as no Event of Default has occurred and is continuing, pay to the Borrower the amount so recovered after subtracting any tax suffered or incurred thereon by the Creditors.

(e) If, at the time prior to the deposit of funds by the Agent with the Seller's Bank, the Agent considers in its reasonable discretion that the Seller's Bank will be unable or unwilling for any reason (including, without limitation, by

reason of the Seller's Bank's financial position or regulatory requirements applicable to the Seller's Bank) to take and fully apply such deposit in accordance with the requirements of this Clause 2.10, the Agent may in its absolute discretion decide not to make such deposit and this Agreement shall thereupon take effect as if this Clause 2.10 does not apply and the Commitment or relevant part thereof (as the case may be) shall, without prejudice to Clause 9, be made and disbursed in the manner set out in this Agreement.

3. INTEREST AND INTEREST PERIODS

3.1 Normal Interest Rate. The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date, provided that in the case of an Interest Period of more than six (6) months interest accruing during such Interest Period shall be payable semi-annually in arrears and on the last day of such Interest Period. The interest rate for the calculation of interest shall be the rate per annum determined by the Agent to be the aggregate of (i) the applicable Margin (ii) and the LIBOR for such Interest Period.

3.2 Selection of Interest Period. The Borrower may by notice received by the Agent not later than 10 a.m. (London time) on the third Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 below) whether such Interest Period shall have a duration of three (3) or six (6) months (or such other period as may be requested by the Borrower and as the Agent, in its sole discretion, may agree to).

3.3 Determination of Interest Period. Every Interest Period shall, subject to market availability, be of the duration required by, or specified by the Borrower pursuant to, Clause 3.2 but so that:

(a) the first Interest Period in respect of the Loan shall commence on the Drawdown Date and each subsequent Interest Period in respect of the Loan shall commence forthwith upon the expiry of the previous Interest Period;

(b) if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount of the Repayment Instalment due on each Repayment Date

falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 and the other provisions of this Clause 3.3 and the expression **"Interest Period in respect of the Loan"** when used in this Agreement refers to the Interest Period in respect of the balance of the Loan; and

(c) if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Lenders and the Borrower provided always that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3,

provided always that:

(i) any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Banking Day of the calendar month during which such Interest Period is due to end; and

(ii) if the last day of an Interest Period is not a Banking Day the Interest Period shall be extended until the next following Banking Day unless such next following Banking Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Banking Day.

3.4 **Default Interest.** If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) within two (2) Banking Days from its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Lenders pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Agent (in consultation with the Lenders) each of which periods (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of: (i) two per cent

(2%) per annum, (ii) the applicable Margin and (iii) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Agent (in consultation with the Lenders) and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable, by reason of a declaration by the Lenders under Clause 10.2(b) or a prepayment pursuant to Clauses 4.2, 4.3, 4,4, 8.2(a)(i) or 12.1 on a date other than an Interest Payment Date relating thereto, the first such period selected by the Agent at its discretion shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such unpaid principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in Clause 3.6(a), the Lenders are unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, each Lender shall promptly notify the Agent of the cost of funds to such Lender and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Agent to be two per cent (2%) per annum above the aggregate of the applicable Margin and costs of funds to such Lender, as conclusively determined by such Lender, save for manifest error. Interest payable by the Borrower as aforesaid shall be compounded quarterly (or if the period fixed by the Agent is longer, at the end of such longer period) and shall be payable on demand.

3.5 Notification of Interest Periods and Interest Rate. The Agent shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3. However, omission of the Agent to make such notification (without the application of the Borrower) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Agent except in case of willful misconduct.

3.6 **Market disruption – Non Availability**

(a) Market Disruption Event: If and whenever, at any time prior to the commencement of any Interest Period, the Agent (on the instructions of the Instructing Group acting in its discretion) shall have determined (which determination shall be conclusive) that a Market Disruption Event has occurred in relation to the Loan for any such Interest Period, then the Agent shall forthwith give notice thereof (a **"Determination Notice"**) to the Borrower and the rate of interest on the Loan (or the relevant part thereof)

for that Interest Period shall be the percentage rate per annum which is the sum of:

(i) the applicable Margin; and

(ii) the rate which expresses as a percentage rate per annum the cost to the Lenders of funding the Loan (or the relevant part thereof) from whatever source it/they may reasonably select.

(b) Meaning of "Market Disruption Event": In this Agreement **"Market Disruption Event"** means:

(i) at or about noon on the Quotation Day for the relevant Interest Period LIBOR is not available; and/or

(ii) before close of business in London on the Quotation Day for the relevant Interest Period, the Agent (on the instructions of the Instructing Group acting in its sole discretion) determines that the cost to the Lenders of obtaining matching deposits in the London Interbank Market to fund their respective Contributions (or the relevant part thereof) for such Interest Period would be in excess of the LIBOR; and

(iii) before close of business in London on the Quotation Day for the relevant Interest Period, deposits in Dollars are not available to the Lender(s) in the London Interbank Market in the ordinary course of business in sufficient amounts to fund their respective Contributions (or the relevant part thereof) for such Interest Period.

(c) Alternative basis of interest or funding:

(i) If a Market Disruption Event occurs and the Agent (on the instructions of the Instructing Group) or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than five (5) days (the "**Negotiation Period**")) after the giving of the relevant Determination Notice with a view to agreeing a substitute basis for determining the rate of interest.

(ii) Any alternative basis agreed pursuant to paragraph (i) above shall be binding on the Lenders and all Security Parties.

(d) Alternative basis of interest in absence of agreement: If the Agent and the Borrower will not enter into negotiations as provided in clause 3.6(c)(i) or if an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall set the following Interest Period and an interest rate representing the cost of funding of the Lenders in Dollars of the Loan (or the relevant part thereof) plus the applicable Margin for such Interest Period; if the relevant circumstances are continuing at the end of the Interest Period so set by the Agent, the Agent shall continue to set the following Interest Period and an interest rate representing its cost of funding in Dollars of the Loan (or the relevant part thereof) plus the applicable Margin for such Interest Period.

(e) Notice of prepayment: If the Borrower does not agree with an interest rate set by the Agent under Clause 3.6(d), the Borrower may give the Agent not less than 5 Banking Days' notice of its intention to prepay the Loan at the end of the interest period set by the Agent.

(f) Prepayment: A notice under Clause 3.6(e) shall be irrevocable; and on the last Banking Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin and the balance of the Outstanding Indebtedness.

(g) Application of prepayment: The provisions of Clause 4 shall apply in relation to the prepayment made hereunder.

4. REPAYMENT - PREPAYMENT

4.1 **Repayment.** The Borrower shall and it is expressly undertaken by the Borrower to repay the Loan by (a) twenty eight (28) Repayment Instalments (the "**Repayment Instalments**"), the first of which to be repaid on the date falling three (3) months after the Drawdown Date, and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 28th) of such Repayment Instalments falling due for payment on the Final Maturity Date; subject to the provisions of this Agreement, the amount of each of such Repayment Instalments shall be in the amount of Five hundred thousand ($500,000) and (b) a balloon installment in the amount of Twelve million six hundred fifty thousand Dollars ($12,650,000) (the

"**Balloon Installment**"), such Balloon Installment to be repaid together with the last (the 28th) Repayment Installment on the Final Maturity Date;

provided that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, such last Repayment Date shall be the Final Maturity Date , (b) there shall be no Repayment Dates after the Final Maturity Date relative thereto, (c) on the Final Maturity Date the Borrower shall also pay to the Lenders any and all other monies then payable under this Agreement and the other Security Documents, and (d) if any of the Repayment Instalments shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month, in which event such due date shall be the immediately preceding Banking Day.

4.2 **Voluntary Prepayment.** The Borrower shall have the right, upon giving the Agent not less than fifteen (15) days' notice in writing, to prepay part of the Loan in an amount not exceeding, during each year of the Security Period, Dollars two million ($2,000,000) (without premium or penalty) in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided that:

(a) the giving of such notice by the Borrower will irrevocably commit the Borrower to prepay such amount as stated in such notice;

(b) such prepayment may take place only on the last day of an Interest Period in respect of the Loan provided, however, that if the Borrower shall request consent to make such prepayment on another day and the Lenders shall accede to such request (it being in the sole discretion of the Instructing Group to decide whether or not to do so) the Borrower will pay in addition to the amount to be prepaid, any such sum as may be payable pursuant to Clause 11.1;

(c) each partial prepayment shall be equal to One million Dollars ($1,000,000) or a whole multiple thereof or the balance of the Loan;

(d) any prepayment of less than the whole of the Loan will be applied towards repayment of the Loan in such manner, as the Borrower shall determine;

(e) every notice of prepayment shall be effective only on actual receipt (including by fax) by the Agent, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified;

(f) no amount prepaid may be re-borrowed; and

(g) the Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement;

provided, however, that in the case of:

(i) any voluntary prepayment in excess of $2,000,000 during any given year of the Security Period;

(ii) a prepayment arising from a Total Loss or the sale of the Vessel;

the Borrower shall pay to the Agent on any such prepayment a prepayment fee of:

(aa) during the first and second year of the Security Period, zero point seven five per cent (0.75%);

(bb) during the third and fourth year of the Security Period, zero point five zero per cent (0.50%);

(cc) thereafter, zero point two five per cent (0.25%);

of the amount so prepaid unless the Borrower nominates another vessel (acceptable to the Lenders at their sole discretion) to replace the Vessel as security of the Outstanding Indebtedness.

4.3 **Compulsory Prepayment in case of Total Loss or sale or refinancing of the Vessel**

(a) Prepayment on Total Loss: On the Vessel becoming a Total Loss:

(i) prior to the advancing of the Commitment (or any part thereof), the obligation of the Lenders to advance the Commitment (or any part thereof) shall immediately cease and the Commitment shall be reduced to zero; or

(ii) in case the Commitment (or any part thereof) has been already advanced, on expiry of a period of one hundred and eighty (180) days following the occurrence of such Total Loss or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation in respect of the Vessel is received by the Borrower (or the Security Agent or any other Creditor pursuant to

the Security Documents), the Borrower shall prepay the Loan and the balance of the Outstanding Indebtedness in full.

For the purpose of this Agreement a Total Loss shall be deemed to have occurred:

a) in the case of an actual total loss of the Vessel, at the actual date and time the Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which the Vessel was last reported;

b) in the case of a constructive total loss of the Vessel, at the date and time notice of abandonment (the "**NOA date**") of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for such Total Loss is admitted by such insurers) or, if such insurers do not admit such a claim on the earlier of (i) the date when either the total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred and (ii) the date falling one hundred and forty days (140) days after the NOA date, or, in the event that such notice of abandonment is not given by the Borrower to the insurers of the Vessel, at the date and time on which occurred the incident which may result, in the reasonable opinion of the Agent, in the Vessel being subsequently determined to be a Total Loss;

c) in the case of a compromised or arranged total loss of the Vessel, shall be deemed to have occurred on the date on which occurred the incident which may result, in the reasonable opinion of the Lenders, in the Vessel being subsequently determined to be a Total Loss;

d) in the case of Compulsory Acquisition of the Vessel, on the date upon which the relevant requisition of title or other compulsory acquisition occurs excluding a requisition for hire; and

e) in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than where the same amounts to Compulsory Acquisition of the Vessel) by any Government Entity, or by persons purporting to act on behalf of any Government Entity or otherwise, which deprives the Borrower of the use of the Vessel for more than sixty (60) days, upon the expiry of the period of sixty (60) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred unless the Vessel is within sixty days from such event redelivered to the Borrower's full control.

(b) Prepayment on sale or refinancing: In the event of a sale of the Vessel or, in case of refinancing by another bank, the Borrower shall prepay the Borrower shall prepay the Loan and the balance of the Outstanding Indebtedness in full;

provided that the Borrower may sell or enter into any agreement to sell or otherwise dispose of the Vessel without the prior written consent of the Lenders, if the Borrower delivers to the Agent evidence satisfactory to it that such sale is or will be for the full value of the Vessel for payment in cash at arm's length to a purchaser and provided, further, that no Event of Default has occurred and is continuing or will, on completion of such sale, have occurred and be continuing and the Agent is satisfied that on or immediately after the delivery of the Vessel to the relevant purchaser, the net sale proceeds of such Vessel will be not less than the Outstanding Indebtedness, which shall be payable to the Agent upon completion of such sale pursuant to this Clause 4.3 together with all sums payable by the Borrower to the Creditors under Clause 4.4.

4.4 **Amounts payable on prepayment.** Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(a) accrued interest on the amount to be prepaid to the date of such prepayment (calculated, in the case of prepayment pursuant to Clause 3.6(e) and (f) at a rate equal to the aggregate of the applicable Margin and the cost of the Lenders of funding the Loan);

(b) any additional amount payable under Clause 6.6 or 12.2; and

(c) all others sums due and payable by the Borrower to the Creditors under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under Clause 11.

5. FEES AND EXPENSES

5.1 **Fees.** As an inducement for the Lenders to enter into this Agreement the Borrower shall to pay to the Agent for distribution to the Lenders:

(a) an arrangement fee of zero point seven five per centum (0.75%) flat on the maximum amount of the Commitment, such fee to be paid not later than the Drawdown Date; and

(b) for the account of each Lender, on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the last day of the Drawdown Period and on the Final Availability Date, commitment commission computed from 23rd [●] June, 2010 (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point five zero per cent (0.50%) per annum on the daily undrawn amount of such Lender's Commitment at such date; and

5.2 **Expenses.** The Borrower shall pay to the Creditors on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Creditors:

(a) in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

(b) in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents,

and following the occurrence of an Event of Default which is continuing together with interest at the rate referred to in Clause 3.4 from, in the case of expenses referred to in sub-paragraph (a) above the date on which such expenses were demanded by the Agent from the Borrower, and in the case of expenses referred to

in sub-paragraph (b) above, the date on which such expenses were incurred, in each case to the date of payment (as well after as before judgment).

5.3 **Value Added Tax.** All fees and expenses payable pursuant to this Clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors (or any of them) under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4 **Stamp and other duties.** The Borrower shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Creditors (or any of them)) imposed on or in connection with any of the Security Documents or the Loan and shall indemnify each of the Creditors against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

5.5 **Mortgagee's Interest Insurance costs.** The Borrower shall reimburse the Agent on demand for any and all costs (including but not limited to the German Insurance Tax (currently 19%)) incurred by the Agent in effecting and keeping effected (a) a mortgagee's interest insurance which the Agent may at any time effect for an amount equal to the aggregate of (a) 110% of the Loan, under the Agent's wording or upon such terms as shall from time to time be determined by the Agent (herein "**MII**") and (b) a Mortgagee's Interest Additional Perils (Pollution) insurance policy (herein "**MAPI**") for an amount of 110% of the Loan, each of which the Agent may at any time effect on such terms, in such amounts and with such insurers as shall from time to time be determined by the Agent, provided, however, that the Agent shall in its absolute discretion appoint and instruct in respect of any such MII and MAPI the insurance brokers in respect of such insurance and provided, further, that in the event that the Agent effects any such insurance on the basis of any mortgagee's open cover, the Borrower shall pay on demand to the Agent their proportion of premium due in respect of the relevant Vessel for which such insurance cover has been effected by the Agent, and any certificate of the Agent in respect of any such premium due by the Borrower shall (save for manifest error) be conclusive and binding upon the Borrower.

6. PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1 No set-off or counterclaim-no withholdings. All payments to be made by the Borrower under any of the Security Documents shall be made in full, without any

set-off or counterclaim whatsoever and, subject as provided in Clause 6.6, free and clear of any deductions or withholdings:

(a) in Dollars, not later than 10.00 a.m. (London time) on the Banking Day (in Bremen, Hamburg, London and New York City) on which the relevant payment is due under the terms of this Agreement; and

(b) to the Receiving Bank for the account of the Agent, Account No. 36008979 reference: *"KELTY MARINE LTD./LOAN AGREEMENT"*, or to such other account at such other bank in such place as the Agent may from time to time specify for this purpose, provided that the Agent shall have the right to change the place of account for payment upon 10 Banking Days prior notice to the Borrower.

6.2 **Payment by the Lenders.** All sums to be advanced by the Lenders to the Borrower under this Agreement in respect of the Loan shall be remitted in Dollars on the Drawdown Date to the account or accounts as specified in the Drawdown Notice.

6.3 **Payment on Banking Days.** All payments due under any of the Security Documents shall be made on a Banking Day. When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4 **Calculations.** All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5 **Evidence - Certificates conclusive.** It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies or other reproductions of the books of the Agent as well as statements of accounts or a certificate signed by an authorised officer of the Agent shall (save for manifest error) be conclusive binding and full evidence on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.2(e), and the payment or non payment of any amount.

Any certificate or determination of the Agent as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower.

6.6 **Grossing-up for Taxes.** If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrower to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Borrower shall pay to the Agent such additional amounts as may be necessary to ensure that there will be received by the Agent a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Borrower shall indemnify each of the Creditors against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Agent official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Agent in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

In this clause Tax deduction or withholding means any deduction or withholding for or on account of any present or future tax except tax on each Creditor's overall net income.

6.7 **Mitigation.** If circumstances arise which would result in an increased amount being payable by the Borrower under this Clause then, without in any way limiting the rights of the Creditors under this Clause, the Agent shall use reasonable endeavours to transfer the obligations, liabilities and rights under this Agreement and the other Security Documents top another office or financial institution not affected by the circumstances, but the Agent shall be under no obligation to take any such action if in its opinion, to do so would or might:

(a) have an adverse effect on its business, operations or financial condition on any of the Lenders; or

(b) involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation of any of the Lenders; or

(c) involve any of the Lenders in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.

6.8 __Tax credits:__ If any of the Lenders receives for its own account a repayment or credit in respect of tax on account for which the Borrower has made an increased payment under this Clause, such Lender shall pay to the Borrower a sum equal to the repayment or credit received, provided, always, that:

(a) such Lender shall not be obliged to allocate this transaction any part of a tax repayment or credit which is referable to a number of transactions;

(b) nothing in this Clause shall oblige such Lender to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c) nothing in this Clause shall oblige such Lender to make a payment which exceed any repayment or credit in respect of tax on account of which the Borrower has made an increased payment under this Clause; and

(d) any allocation or determination made by such Lender under or in connection with this Clause shall be binding on the Borrower.

6.9 __Loan Account.__ Each Lender shall maintain, in accordance with its usual practice an account (which shall together constitute the "account current" if such term is referred to in the Mortgage) evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Agent and/or the Security Agent shall maintain a control account showing the Loan and other sums owing by the Borrower under the Security Documents and all payments in respect thereof made by the Borrower from time to time. Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents

6.10 __Partial payments.__ If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Agent, the Security Agent and the Lenders under any of the Security

Documents, the Agent shall apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

(a) firstly, in or towards payment, on a pro-rata basis, of any unpaid fees, costs and expenses of the Agent and the other Creditors under any of the Security Documents;

(b) secondly, in or towards payment to the Lenders, on a pro rata basis, of any accrued interest owing under this Agreement, which shall have become due under any of the Security Documents but remains unpaid;

(c) thirdly, in or towards payment to the Lenders, on a pro rata basis, of any principal amount in respect of the Loan, which shall have become due under any of the Security Documents but remains unpaid; and

(d) fourthly, in or towards payment of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

7. REPRESENTATIONS AND WARRANTIES

7.1 The Borrower represents and warrants to the Creditors at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the date of the Drawdown Notice and at the Drawdown Date and at each Interest Payment Date that:

(a) Due incorporation / Valid Existence: each of the Borrower, the other corporate Security Parties and any corporate shareholder of any thereof and each other member of the Group is a company duly incorporated and validly existing in good standing under the laws of its respective country of incorporation and has power to carry on its respective businesses as they are now being lawfully conducted and to own its respective property and other assets and (where applicable) to purchase, own, finance and operate vessels or ship owning companies (as the case may be), as well as to undertake the obligations which have undertaken or shall undertake pursuant to the Security Documents to which it is a party;

(b) Due Corporate power: the Borrower has power to execute, deliver and perform its obligations under the Security Documents to which it is a party

and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow the total Commitment will be exceeded as a result of borrowing the Loan;

(c) Valid and Binding obligations: the Security Documents constitute (or upon their execution - and in the case of any mortgage upon its registration at the appropriate registry - will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrower and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Security Documents or the security thereby created;

(d) No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party;

(e) No litigation: no litigation relating to sums over $1,000,000, arbitration or administrative proceeding is taking place, pending or, to the best of the knowledge of the officers of the Borrower, threatened against the Borrower or any other Security Party or any other member of the Group which could have a material adverse effect on the business, position, profitability, assets or financial condition of the Borrower or any other Security Party;

(f) No filings required: save for the registration of the Mortgage in the relevant register under the laws of the Flag State through the Registry it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Security Documents that they or any other instrument be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Security Documents and each of the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

(g) Perfected Securities: when duly executed, the Security Documents will create a perfected security interest in favour of the Security Agent or the Lenders, with the intended priority, in the assets and revenues intended to be covered, valid and enforceable against the Borrower and the other Security Parties;

(h) Valid Choice of law: the choice of English law to govern this Agreement and the other Security Documents (other than the Mortgage), the choice of the laws of the Flag State to govern the Mortgage and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts are valid and binding;

(i) No immunity: neither the Borrower nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(j) Consents obtained: every consent, authorization, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorize, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Security Documents or the performance by each Security Party of its obligations under the Security Documents to which it is a party has been obtained or made and is in full force and effect; and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

(k) Tax filings: all tax returns and other statements, declarations and information required to be filed and submitted with the appropriate tax authorities of the country having jurisdiction over the Borrower and the Guarantor in accordance with the applicable laws and regulations of such country, have been filed and/or submitted;

(l) Other business: neither of the Borrower and the Guarantor has undertaken any type of business other than, in the case of the Borrower, ownership and operation of and/or the chartering of the Vessel to third parties and, in the case of the Guarantor, the holding of shares in the Borrower or, as the case may be, other Subsidiaries;

(m) Financial Condition: to the knowledge of the Directors/Officers of the Borrower, the financial condition of any of the Security Parties has not suffered any material deterioration since that condition was last disclosed to the Agent;

(n) Shareholdings

(i) all the shares in the Borrower are legally and beneficially held directly or indirectly by the Guarantor; and

(ii) no change has been made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrower or any share therein or of the Vessel (especially concerning class or flag) and at least 37% of the shares and voting rights in the Guarantor remain throughout the Security Period in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Agent before signing of this Agreement; and

(o) Money Laundering-Acting for its own account: the Borrower is the beneficiary within the meaning of section 8 of the German Money Laundering Act ("Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten" or "Geldwäschegesetz") for each part of the Loan made or to be made available to it and it will promptly inform the Agent by written notice if it is not, or ceases to be, the beneficiary and notify the Agent in writing of the name and the address of the new beneficiary/beneficiaries. The Borrower is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is being obtained. In relation to the borrowing by the Borrower of the Loan, the performance and

discharge of its obligations and liabilities under this Agreement or any of the Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Documents to which the Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).

(p) Pari passu: the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatory preferred by law;

(q) No default under other Indebtedness: neither the Borrower nor any other Security Party nor any other member of the Group is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

(r) Information: the information, exhibits and reports furnished by or on behalf of any Security Party to the Agent in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, and do not omit any material facts or considerations and all reasonable enquiries have been made to verify the facts and statements contained therein; to the best knowledge of the Borrower there are no other facts the omission of which would make any fact or statement therein misleading;

(s) No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrower;

(t) No Default: no Default has occurred and is continuing;

(u) The Vessel: the Vessel will on the Drawdown Date and any time thereafter be:

(i) in the absolute and unencumbered ownership of the Borrower who is and will on and after the Drawdown Date be the sole, legal and beneficial owner of the Vessel;

(ii) registered in the name of the Borrower under the laws and flag of the Flag State;

(iii) operationally seaworthy and in every way fit for service;

(iv) classed with the Classification free of all qualifications and overdue recommendations of the Classification Society affecting class;

(v) insured in accordance with the provisions of this Agreement and the Mortgage; and

(vi) after the termination of the Bareboat Charterparty, managed by the Manager;

(v) No charter: save as disclosed by the Borrower and agreed in writing by the Lenders, the Vessel will not on or before the Drawdown Date be subject to any charter or to any agreement to enter into any charter which, if entered into after the date of the Mortgage/General Assignment would have required the consent of the Lenders and on the Drawdown Date and any time thereafter there will not be any agreement or arrangement whereby the Earnings (as defined in the Mortgage/General Assignment) of the Vessel may be shared with any other person;

(w) No encumbrances: neither the Vessel nor its Earnings, Insurances or Requisition Compensation (each as defined in the Mortgage/General Assignment) nor the Earnings Account nor any other properties or rights which are, or are to be, the subject of any of the Security Documents will be, on the Drawdown Date, subject to any Encumbrance save the Permitted Liens;

(x) Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Agent:

(i) the Borrower, the Guarantor and the Manager have complied with the provisions of all Environmental Laws;

(ii) the Borrower, the Guarantor and the Manager have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(iii) neither the Borrower nor the Manager has received notice of any Environmental Claim or any notice that the Borrower or the Manager is not in compliance with any Environmental Law or any Environmental Approval;

(y) No Environmental Claims: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Agent,

(iii) there is no Environmental Claim pending or, to the best of the Borrower's knowledge and belief, threatened against the Borrower or the Manager or their respective Environmental Affiliates or the Vessel; and

(iv) there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessel or any other vessel owned by, or chartered to Borrower which could give rise to an Environmental Claim;

(z) No material adverse change: there has been no material adverse change in the financial position or the consolidated financial position of any Security Party or any other member of the Group from that described to the Agent in the negotiation of this Agreement;

(aa) Copies true and complete: the certified copy of the Management Agreement delivered or to be delivered to the Agent pursuant to Clause 9.1 is, or will when delivered be, true and complete copy of such document and such document will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(bb) DOC and SMC: the Operator has obtained a DOC for itself and a SMC in respect of the Vessel issued pursuant to the ISM Code;

(cc) Compliance with ISM Code: the Operator complies and will on the Drawdown Date and the Vessel complies with the requirements of the ISM Code and the SMC issued in respect of the Vessel shall remain valid on the Drawdown Date and thereafter throughout the Security Period; and

(dd) ISPS Code: the Borrower complies with the requirements of the ISPS Code and has obtained and maintains a valid and current ISSC in respect of the Vessel and the Vessel will be, throughout the Security Period, in full compliance with the ISPS Code;

(ee) MOA Valid: the copy of the MOA to be delivered to the Agent shall be a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms and no amendments thereto or variations thereof shall have been (or will be) agreed nor shall any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable;

(ff) No Rebates: there will be no commissions, rebates premiums or other payments by or to or on account of the Borrower, any other Security Party or, to the knowledge of the Borrower, any other person in connection with the MOA other than as shall be disclosed to the Agent by the Borrower in writing;

7.2 **Representations correct.** At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrower to the Agent are true and accurate.

7.3 **Repetition of representations and warranties.** On and as of the Drawdown Date and on each Interest Payment Date the Borrower and the Guarantor shall (a) be deemed to repeat the representations and warranties in Clause 7.1 as if made with reference to the facts and circumstances existing on such day and (b) be deemed to further represent and warrant to the Creditors that all the audited financial statements delivered to the Agent (if any) have been prepared in accordance with accounting principles, concepts, bases and policies generally adopted and accepted in the United States of America consistently applied (herein **"US-GAAP"**) or accounting principles, concepts, bases and policies internationally adopted and accepted consistently applied (herein **"IAS"**), which present fairly and accurately the financial position of the Security Parties as at the end of the financial period to which the same relate and the results of the operations of the Security Parties for the financial period to which the same relate and, as at the end of such financial period,

none of the Security Parties had any significant liabilities (contingent or otherwise) or any unrealized or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8. UNDERTAKINGS

8.1 **General.** The Borrower hereby undertakes with the Creditors that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remain outstanding, it will, except as the Lenders may permit:

(a) Notice on adverse change or Default: immediately inform the Agent upon becoming aware of any occurrence (including, without limitation, any legal proceedings against the Security Parties or any of them) which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and, without limiting the generality of the foregoing, will inform the Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lenders, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

(b) Consents and licenses: without prejudice to Clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorization, license or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the respective Security Documents to which each Security Party is a party;

(c) Use of proceeds: use the Loan exclusively for the purpose specified in Clause 1.1;

(d) Pari-passu: ensure that the Borrower's obligations under this Agreement shall, without prejudice to the provisions of Clause 8.2, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law;

(e) Financial statements- Compliance Certificate: prepare and furnish or procure to be prepared and the Agent to be furnished with:

(i) (aa) annual audited consolidated financial statements of the Guarantor at latest within 180 days after the end of the financial year concerned, commencing as at the 31st December, 2009 for the Guarantor prepared in accordance with US-GAAP or IAS consistently applied; and

(bb) unaudited semi-annual consolidated interim financial statements of the Guarantor within 90 days from the end of each fiscal semester; and

(ii) on the date of the Agreement, on or before service of a Drawdown Notice and thereafter, simultaneously with each of the annual audited consolidated financial statements of the Guarantor, to be sent to the Agent under paragraph (i), a compliance certificate (herein the "**Compliance Certificate**") signed by the chief financial officer of the Borrower and the Guarantor in the form provided in Schedule 7 of the Agreement, duly completed and supported by calculations setting out in reasonable detail the materials underlying the statements made in such Compliance Certificate;

(f) Provision of further information: provide the Agent with such financial and other information concerning the Guarantor, the Borrower and their respective affairs as any Lender may from time to time reasonably require;

(g) Financial Information: provide the Agent from time to time as the Agent may reasonably request with information on the financial conditions, actual and projected for the following 12 month period, cash flow position, commitments and operations of the Borrower including cash flow analysis and voyage accounts of the Vessel with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by one of the directors of the Borrower as to their correctness;

(h) Banking operations: ensure that the Borrower maintains an Earnings account with the Account Bank;

(i) Obligations under Security Documents: duly and punctually perform each of the obligations expressed to be assumed by it under the relevant Security Documents to which it is a party;

(j) Payment on demand: pay to the Agent on demand any sum of money which is payable by the Borrower to the Lenders and/or the Agent under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable;

(k) Compliance with Laws and Regulations: to comply, or procure compliance with all laws or regulations relating to the Borrower and/or the Vessel, its ownership, operation and management or to the business of the Borrower and cause this Agreement and the other Security Documents to comply with and satisfy all the requirements and formalities established by the applicable laws to perfect this Agreement and the other Security Documents as valid and enforceable Security Documents;

(l) Financial Covenants: ensure that, for the duration of the Security Period:

(i) the Guarantor and/or the Borrower will maintain with the Agent in unencumbered (save in favour of the Security Agent or the Lenders) current or call accounts minimum free liquidity balances of no less than Dollars One Million ($1,000,000);

(ii) the ratio of Stockholders' Equity to Total Assets is not less than 25 per cent, such ratio to be tested annually on the basis of the Accounting Information to be delivered to the Agent as per Clause 8.1(e); and

(iii) the Stockholders' Equity in the Guarantor as shown in the Latest Balance Sheet to be not less than Fifty million Dollars ($50,000,000);

In this clause 8.1(l):

(a) **"Accounting Information"** means annual audited consolidated financial statements of the Guarantor, to be provided to the Agent in accordance with Clause 8.1 (e) of this Agreement;

(b) **"Accounting Period"** means each consecutive period of twelve (12) months falling during the Security Period (ending on the last day in December of each year) for which annual Accounting Information is required to be delivered pursuant to this Agreement;

(c) **"Latest Balance Sheet"** means, at any date, the consolidated balance sheet of the Group most recently delivered to the Agent pursuant to Clause 8.1(e) and/or most recently made publicly available;

(d) **"Stockholders' Equity"** means, at any date of determination under this Agreement, the amount of the capital and reserves of the Group determined on a consolidated basis in accordance with US-GAAP or IAS and as shown in the Latest Balance Sheet;

(e) **"Total Assets"** means, in respect of an Accounting Period, at any date of determination under this Agreement, the amount of the total assets of the Group determined on a consolidated basis in accordance with US-GAAP or IAS and as shown in the Latest Balance Sheet;

provided, always, that in case the Guarantor accepts other or more financial covenants under loan agreements with other banks or financial institutions which are more restrictive than those contained in this Agreement, the Borrower shall procure that the Loan Agreement and the Guarantee to be amended in order such more restrictive or additional financial covenants to be included herein and in the Guarantee;

(m) Compliance with ISM Code and ISPS Code: throughout the Security Period to comply or to procure that the Operator of the Vessel will comply with - as applicable - all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code and/or the ISPS Code (as each is defined in the respective amendment to SOLAS; and

(n) Know your customer and anti-money laundering compliance: provide the Agent with such documents and evidence as the Lenders shall from time to time require, based on law and regulations applicable from time to time and the Lenders' own internal guidelines applicable from time to time to identify the Borrower and the other Security Parties, including the orally disclosed ultimate legal and Beneficial Shareholders of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement.

8.2 **Security value maintenance.**

(a) Security shortfall: If at any time during the Security Period, the Security Value shall be less than the Security Requirement, the Agent will, if so

directed by the Instructing Group, give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall either:

(i) prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Agent's said notice such sum in Dollars as will eliminate the shortfall; or

(ii) within thirty (30) days (or such longer period as the Lenders may agree to) of the date of receipt by the Borrower of the Agent's said notice constitute to the satisfaction of all the Lenders such further security for the Loan as shall be acceptable to the Lenders having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date. Such additional security shall be constituted by:

aa) additional pledged cash deposits in favour of the Lenders in an amount equal to such shortfall with the Agent and in an account and manner to be determined by the Agent; and/or

bb) any other security acceptable to all the Lenders at their absolute discretion to be provided in a manner determined by the Agent.

The provisions of Clauses 4.3, 4.4 and 11.1 shall apply to prepayments under Clause 8 2(a)(i).

(b) Valuation of Vessel: The Vessel shall, for the purposes of this Clause 8.2, be valued in Dollars, immediately prior to the Drawdown Date and thereafter on an annual basis and, following the occurrence of an Event of default, as and when the Agent shall require, by an independent, internationally known firm of shipbrokers, nominated by the Borrower and approved by the Agent (at its sole discretion) or failing such nomination or approval, appointed by the Agent in its sole discretion. Each such valuation shall be addressed to the Agent and made without, unless required by the Lenders, physical inspection, and on the basis of a sale for prompt delivery for cash at arms length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty concerning the Vessel). Such valuation shall constitute the value of the Vessel for the purposes of this Clause 8.2 and shall be binding upon the Borrower (save in

case of manifest error) until such time as any further such valuations shall be obtained. The Agent shall be entitled in its sole discretion and without assigning any reason thereto to obtain a second valuation of the Vessel by another independent, internationally known firm of shipbrokers appointed by the Agent in its sole discretion, such valuation to be made on the basis described above. In the event of the Agent obtaining a second such valuation of the Vessel the arithmetic mean of the two (2) valuations shall constitute the value of the Vessel for the purposes of this Clause 8.2 and shall be binding upon the Borrower (save in case of manifest error) until such time as any further such valuations shall be obtained, save that where the valuations differ by more than 15% a further valuation shall be obtained from a third independent, internationally known firm of shipbrokers appointed by the Agent in its sole discretion and in this case the arithmetic mean of the three (3) valuations shall constitute the value of the Vessel for the purposes of this Clause 8.2 and shall be binding upon the Borrower (save in case of manifest error) until such time as any further such valuations shall be obtained.

(c) Information: The Borrower undertakes to the Creditors to supply to the Agent and to any such shipbrokers such information concerning the Vessel and its condition as such shipbrokers may reasonably require for the purpose of making any such valuation(s).

(d) Costs: All costs in connection with the Agent obtaining any valuation of the Vessel referred to in Clause 8.2(b), and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to Clause 8.2(a)(ii) shall be borne by the Borrower.

(e) Valuation of additional security: For the purpose of this Clause 8.2, the market value of any additional security provided or to be provided to the Creditors shall be determined by the Agent without any necessity for the Agent assigning any reason thereto and if such security consists of the Vessel shall be that shown by a valuation complying with the requirements of clause 8.2(b) (whereas the costs shall be borne by the Borrower in accordance with clause 8.2 (d)) or if the additional security is in the form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(f) Documents and evidence: In connection with any additional security provided in accordance with this Clause 8.2, the Lenders shall be entitled to

receive such evidence and documents of the kind referred to in Schedule 3 as may in the Agent's opinion be appropriate and such favorable legal opinions as the Agent shall in its absolute discretion require.

8.3 **Negative undertakings.**

The Borrower hereby undertakes with the Creditors that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the total Commitment remains outstanding, without the prior written consent of the Agent, acting on the instructions of the Instructing Group the Borrower:

(a) Negative pledge: will not permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of the Borrower or any other person;

(b) No merger: will not merge or consolidate with any other person;

(c) Disposals: will not sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of its present or future assets (other than the Vessel), rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

(d) Borrower's other business: will not undertake any type of business other than ownership and operation of the Vessel and the chartering of the Vessel to third parties;

(e) Investments: will not make any investments in any person, asset, firm, corporation, joint venture or other entity;

(f) Other obligations: will not incur any obligations except for obligations arising under the Management Agreement (after the termination of the Bareboat Charterparty) or the relevant Security Documents to which it is a party or contracts entered into in the ordinary course of its business of owning, operating and chartering the Vessel (and for the purposes of this Clause 8.3(f) fees to be paid pursuant to the Management Agreement in respect of the Vessel shall be considered as permitted obligations);

(g) No borrowing: will not incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

(h) Repayment of borrowings: will not repay the principal of, or pay interest on or any other sum in connection with, any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents;

(i) Guarantees: will not issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees or indemnities from time to time required in the ordinary course of business by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel);

(j) Loans: will not make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so provided, always, that any loans of its shareholders or member of the Group to the Borrower shall be fully subordinated to the Borrower's obligations under this Agreement and the Security Documents;

(k) Share capital and distribution of dividends: will not purchase or otherwise acquire for value any shares of its capital or declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders, provided that, subject to no Event of Default having occurred and being continuing and subject to giving prior written notice to the Agent, the Borrower shall be entitled to declare or make payments of any dividends or distributions without the prior written approval of the Agent or any of the Lenders;

(l) Maintenance of Business Structure: will not change the nature, organization and conduct of its business or carry on any business other than the business carried on by it at the date hereof;

(m) Maintenance of Legal Structure: will not alter any of the documents defining the constitution of each Security Party in any material manner whatsoever without the prior written consent of the Lenders (such consent not to be unreasonably withheld);

(n) Control: will not throughout the Security Period permit any change to be made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrower or any share therein or of the Vessel (especially concerning class or flag) or of the Guarantor as a result of which the Borrower cease to remain fully (100%) owned and controlled by the Guarantor or the Vessel ceases to remain fully (100%) owned by the Borrower or as a result of which less than 37% of the shares and voting rights in the Guarantor remain in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Agent at the negotiation of this Agreement.

8.4 **Positive undertakings in respect of the Vessel**

The Borrower hereby undertakes and agrees with the Creditors that it will:

(a) Conveyance on default: where the Vessel is (or is to be) sold in exercise of any power conferred on the Security Agent or any other Creditors, execute, forthwith upon request by the Agent, such form of conveyance of the Vessel as the Agent may require;

(b) Mortgage: execute, and procure the registration of, the Mortgage over the Vessel under the laws and flag of the Flag State immediately upon drawdown of the Loan;

(c) Ownership/Management/Control: ensure that the Vessel is registered upon drawdown of the Loan under the laws of the Flag State and thereafter maintain the same ownership, management (except after the termination of the Bareboat Charterparty when the management of the Vessel shall be undertaken by the Manager), control and beneficial ownership;

(d) Class: ensure that the Vessel will remain in highest possible class free of qualifications or overdue recommendations affecting class and provide the Agent on demand with copies of all class and trading certificates of the Vessel;

(e) Insurances: ensure that all Insurances of the Vessel are maintained and comply with all insurance requirements specified in Schedule 5 and in case of failure to maintain the Vessel so insured, authorise the Lenders (and such authorisation is hereby expressly given to the Lenders) to have the right but not the obligation to effect such Insurances on behalf of the Borrower (and in case that the Vessel remains in port for an extended period) to effect port

risks insurances at the cost of the Borrower which, if paid by the Lenders, shall be Expenses;

(f) Transfer/Encumbrances: (subject to Clause 8.3(d)) not without the prior written consent of the Agent, acting on the instructions of all the Lenders, sell or otherwise dispose of the Vessel or any share therein or create or agree to create or permit to subsist any Encumbrance over the Vessel (or any share or interest therein) other than Encumbrances created or to be created or permitted pursuant to the Security Documents;

(g) Not imperil Flag, Ownership, Insurances: ensure that the Vessel is maintained and trades in conformity with the laws of the Flag State, of its owning company, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of the Vessel or its unencumbered (other than Encumbrances in favour of the Security Agent and/or the Lenders and Encumbrances permitted by this Agreement) ownership or its Insurances;

(h) Mortgage Covenants: always comply with all the covenants provided for in the Mortgage;

(i) Assignment of Earnings: not assign or agree to assign otherwise than to the Lenders the Earnings of the Vessel or any part thereof;

(j) Chartering: ensure and procure that in the event of the Vessel being employed under a Charterparty, the Agent shall be furnished forthwith with a certified copy of such Charterparty; forthwith after its execution;

(k) Compliance with Environmental Laws: comply with, and procure that all Environmental Affiliates of the Borrower comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Borrower obtain and comply with, all Environmental Approvals and to notify the Agent forthwith:

   (i) of any Environmental Claim for an amount or amounts in aggregate exceeding $1,000,000 made against the Vessel and/or the Borrower and/or the Manager; and

   (ii) upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Agent advised in writing of the

Borrower's response to such Environmental Claim on such regular basis and in such detail as the Agent shall require;

(l) Sale of the Vessel: it may dispose of, sell or transfer the Vessel, in which case the Lenders shall fully co-operate with the Borrower in facilitating such sale or transfer and the Lenders will, immediately upon receipt by the Agent of the sale proceeds and after being satisfied that any Outstanding Indebtedness has been fully repaid (i) release the Mortgage and other Encumbrances created in favour of the Lenders over the Vessel sold and (ii) release the Borrower from all its obligations and liabilities to the Lenders under the Security Documents; and

(m) Vessel's Inspection: permit the Lenders by surveyors or other persons appointed by the Agent to board the Vessel at all reasonable times and without interruption to the schedule of the Vessel for the purpose of inspecting her condition and to afford all proper facilities for such inspection, and provided that no Event of Default has occurred and be continuing the cost of such inspections shall be borne by the Borrower not more than once per year; and

(n) Trading: as long as any amounts are owing under the Loan Agreement to use the Vessel only for civil merchant trading.

8.5 Negative undertakings in respect of the Vessel: The Borrower hereby further undertakes and agrees with each Creditor that the Borrower will not without the prior written consent of the Agent, acting on the instructions of the Instructing Group, such consent and instructions not to be unreasonably withheld):

(a) Chartering: let or agree to let the Vessel:

(i) on demise charter for any period other than the Bareboat Charterparty; or

(ii) under any Charterparty; or

(iii) on terms whereby more than two months' hire (or the equivalent) is payable in advance; or

(iv) charter the Vessel otherwise than on bona fide arm's length terms at the time when the Vessel is fixed; or

(v) under any pooling or sharing agreement in respect thereof on terms whereby any and all the Earnings of the Vessel are pooled or shared with any other person; and

(b) Manager: (after the termination of the Bareboat Charterparty) appoint a manager of the Vessel (other than the Manager) or terminate or materially amend the terms of the Management Agreement.

8.6 **Validity of Securities - Earnings - Taxes etc.** The Borrower hereby further undertakes and agrees with the Creditors that it will:

(a) Validity: ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents are maintained in full force and effect and/or appropriately taken;

(b) Earnings: ensure and procure that, unless and until directed by the Agent otherwise all the Earnings of the Vessel shall be paid to the Earnings Account;

(c) Taxes: pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and

(d) Additional Documents: from time to time and as soon as possible execute and deliver to the Agent or procure the execution and delivery to the Agent of all such documents as shall be deemed desirable at the reasonable discretion of the Lenders for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lenders under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Lenders's consent) have not been fulfilled prior to the Drawdown Date, such conditions shall be complied with within fourteen (14) Banking Days of the Drawdown Date (unless the Agent acting on behalf of the Lenders agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

9. CONDITIONS

9.1 **Documents and evidence.** The obligation of the Lenders to make the Commitment available shall be subject to the condition that the Agent, or its duly authorized representative, shall have received not later than two Banking Days before the date of this Agreement, the documents and evidence specified in Schedule 3 in form and substance satisfactory to the Agent.

9.2 **General conditions precedent.** The obligation of the Lenders to make available the Commitment shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice and at the time of the advancing of the Loan:

(a) the representations and warranties contained in Clause 7.1 and 7.3 are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b) no Default shall have occurred and be continuing or would result from the making available of the Commitment; and

(c) the Lenders shall be satisfied that (i) there has been no change directly or indirectly in the ownership, beneficial ownership, control or management of the Borrower or any share therein or of the Vessel (especially concerning class or flag) and (ii) at least 37% of the shares and voting rights in the Guarantor remain in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Agent at the negotiation of this Agreement and (iii) there has been no material adverse change in the financial condition of any Security Party or other member of the Group which (change) might, in the sole opinion of the Lenders, be detrimental to the interests of the Lenders.

9.3 **Waiver of conditions precedent.** The conditions specified in this Clause 9 are inserted solely for the benefit of the Lenders and may be waived by the Agent, acting on the instructions of the Instructing Group, in whole or in part and with or without conditions by the Lenders.

10. EVENTS OF DEFAULT

10.1 **Events.** There shall be an Event of Default if any of the following occurs and is continuing:

(a) Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents to which it is a party at the time, in the currency and in the manner stipulated in the relevant Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within five Banking Days of demand and other sums due shall be treated as having been paid at the stipulated time if paid within two (2) Banking Days of its falling due); or

(b) Breach of Insurance and certain other obligations: the Borrower fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Security Documents to which it is a party) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of any relevant Security Party or any other person or any relevant Security Party or the Manager commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under Clause 8; or

(c) Breach of other obligations: any Security Party or the Manager commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it/him under any of the Security Documents to which it is a party (other than those referred to in Clauses 10.1(a) and 10.1 (b) above) and, in respect of any such breach or omission which in the opinion of the Lenders is capable of remedy, such action as the Lenders may require shall not have been taken within ten (10) days of the Agent notifying the relevant Security Party or the Manager of such default and of such required action; or

(d) Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents to which it is a party or in any notice, certificate or statement referred to in or delivered under any of the relevant Security Documents is or proves to have been incorrect or misleading in any material respect; or

(e) Cross-default: any Indebtedness relating to an amount over $1,000,000 of any Security Party or other member of the Group is not paid when due (unless contested in good faith) or any Indebtedness of any Security Party or other member of the Group becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or other member of the Group of a voluntary right of prepayment), or any creditor of any Security Party or other member of the Group becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party or other member of the Group relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or other member of the Group shall have satisfied the Lenders that such withdrawal, suspension or cancellation will not affect or prejudice in any way the ability of the relevant Security Party or other member of the Group to pay its debts as they fall due, or any guarantee given by any Security Party or other member of the Group in respect of Indebtedness relating to an amount over $1,000,000 is not honored when due and called upon; or

(f) Legal process: any judgment or order made or commenced in good faith by a person against the Borrower and/or the Guarantor relating to an amount over $1,000,000 is not stayed or complied with within fifteen days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bonefide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any of the Borrower and/or the Guarantor and is not discharged within fifteen days; or

(g) Insolvency: any Security Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

(h) Reduction or loss of capital: a meeting is convened by any Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

(i) Winding up: any petition is presented or other step is taken for the purpose of winding up any corporate Security Party or an order is made or resolution passed for the winding up of any corporate Security Party or a notice is

issued convening a meeting for the purpose of passing any such resolution; or

(j) Administration: any petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party or the Lenders believe that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

(k) Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

(l) Compositions: any steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors, provided, however, that if the Borrower are able to provide such evidence as is satisfactory in all respects to the Lenders that such rescheduling will not relate to any payment default or anticipated default the same shall not constitute an Event of Default; or

(m) Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clauses 10.1(f) to (l) (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(n) Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

(o) Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalized, expropriated or compulsorily acquired by or under the authority of any government; or

(p) Consents: any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts

required by any Security Party to authorise or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and/or any of the Security Documents or the performance by the Security Parties of their respective obligations under this Agreement and/or any of the other Security Documents is modified in a manner unacceptable to the Lenders or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

(q) Invalidity: any of the Security Documents and/or any other substantial document related to this Agreement and/or the Guarantee shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party, which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(r) Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for any Creditor to exercise its rights or any of them vested in it under any of the Security Documents or otherwise; or

(s) Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

(t) Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

(u) Material adverse change: any material adverse change occurs in the financial condition of any Security Party or any other member of the Group from that described by the Security Parties (or any of them) to the Agent in the negotiation of this Agreement which, in the opinion of the Lenders would materially impair the ability of the Security Parties (or any of them) to perform their respective obligations under this Agreement and the other Security Documents to which is or is to be a party; or

(v) Arrest: the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower and the Borrower shall fail to procure the release of the Vessel within a period of fourteen (14) Banking Days thereafter; or

(w) Registration: the registration of the Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Agent; or

(x) Environment: any of the Borrower, the Manager or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or the Vessel is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Agent, reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrower or any other Security Party or on the security constituted by any of the Security Documents; or

(y) P&I: the Borrower or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdiction where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

(z) Beneficial Ownership: there has been made any change directly or indirectly in the ownership, beneficial ownership, control or management of the Borrower or any share therein or of the Vessel (especially concerning class or flag) or of the Guarantor as a result of which the Borrower ceases to remain fully (100%) owned and controlled by the Guarantor or the Vessel ceases to remain fully (100%) owned by the Borrower or as a result of which less than 37% of the shares and voting rights in the Guarantor remain in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Agent at the negotiation of this Agreement; or

(aa) Total Loss: the Vessel becomes a Total Loss and the Borrower do not within one hundred and eighty (180) days from such event prepay the Loan and all other amounts outstanding hereunder or provides the Lenders with a written statement from the insurers of the Vessel (via the respective broker) confirming that the event is covered in full under the relevant insurance policies and that the insurers will pay an amount equivalent to the insured value of the Vessel to the Lenders; or

(bb) Change of Management: (after the termination of the Bareboat Charterparty) the Vessel ceases to be managed by the Manager (for any reason other than the reason of a Total Loss or sale of the Vessel) without the approval of the Lenders (such approval not to be unreasonably withheld) and the Borrower fails to appoint a new Manager prior to the termination of the mandate of the previous Manager; or

(cc) ISM Code and ISPS Code: (without prejudice to the generality of sub-Clause 10.1(c)) for any reason whatsoever the provisions of Clause 8.1(m) are not complied with and/or the Vessel ceases to comply with the ISM Code and/or the ISPS Code; or

(dd) Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Agent, materially and adversely affects either:

(i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents; or

(ii) the security created by any of the Security Documents.

10.2 Consequences of Default. The Agent may, if so requested by the Instructing Group, without prejudice to any other rights of the Lenders (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default which is continuing:

(a) by notice to the Borrower declare that the obligation of the Lenders to make the Commitment (or any part thereof) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b) by notice to the Borrower declare that the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents, have become due and payable, whereupon the same

shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Agent/or the Lenders which are expressly waived by the Borrower; and/or

(c) put into force and exercise all or any of the rights, powers and remedies possessed by the Lenders and/or the Agent under this Agreement and/or under the Guarantee and/or any other guarantee and/or under any other Security Document and/or as mortgagee of the Vessel, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) of the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise).

10.3 Multiple notices; action without notice. The Agent, if so requested by the Instructing Group, may serve notices under Clause 10.2(a) and (b) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices.

10.4 Demand basis. If, pursuant to Clause 10.2(b), the Agent declares the Loan to be due and payable on demand, the Agent may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

10.5 Proof of Default. It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Agent (save for manifest error).

10.6 Exclusion of Creditors' liability. Neither the Agent nor any of the other Creditors nor any receiver or manager appointed by the Agent, shall have any liability to the Borrower or any other Security Party:

(a) for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Security Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or

(b) as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset,

except that this does not exempt the Creditors' or a receiver or manager from liability for losses shown to have been caused by the gross negligence or wilful misconduct of the Creditors' own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

11. INDEMNITIES

11.1 **Miscellaneous indemnities.** The Borrower shall on demand indemnify each Creditor, without prejudice to any of the Creditors' other rights under any of the Security Documents, against any loss (including loss of the applicable Margin) or expense which the Agent shall certify as sustained or incurred by it or the Lenders as a consequence of:

(a) any default in payment by the Borrower and any other Security Party of any sum under any of the Security Documents when due;

(b) the occurrence of any other Event of Default which is continuing;

(c) any prepayment of the Loan or part thereof being made under Clause 4.3, 4.4, 8.2(a), 12.1 or 12.5, or any other repayment of the Loan or part thereof being made otherwise than on a last day of an Interest Period relating to the part of the Loan prepaid or repaid; or

(d) the Commitment not being advanced for any reason (excluding any default by the Lenders and/or the Agent) after the Drawdown Notice in relation thereto has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining relevant Creditor in maintaining or funding its Contribution or, as the case may be, its Commitment (or any part thereof) or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain its Contribution or, as the case may be, its Commitment (or any part thereof) or any other amount owing to such Creditor.

11.2 **Currency indemnity.** If any sum due from any Security Party under any of the Security Documents or any order or judgment given or made in relation thereto has

to be converted from the currency (the **"first currency"**) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the "**second currency"**) for the purpose of (a) making or filling a claim or proof against any Security Party, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless each of the Creditors from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this Clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term **"rate of exchange"** includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3 **Environmental indemnity.** The Borrower shall indemnify each Creditor on demand and hold each Creditor harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against such Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor if such Environmental Claim would not have been, or been capable of being, made or asserted against such Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

11.4 **Maintenance of the Indemnities.** The indemnities contained in this Clause 11 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Creditors and any sum due from the Borrower under this Clause 11 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement,

the other Security Documents and any other documents executed pursuant hereto or thereto.

12. UNLAWFULNESS AND INCREASED COSTS

12.1 Unlawfulness. If any change in, or introduction of, any law, regulation or regulatory requirement or any directive or request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for any Lender to advance its Commitment or to maintain or fund its Contribution, notice shall be given promptly by the Agent to the Borrower whereupon the Commitment shall be reduced to zero and the Borrower shall be obliged to prepay the Loan either forthwith or on a future specified date if the relevant law or regulation provides for such date, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower under this Agreement.

12.2 Mitigation. If circumstances arise which would result in a notification under clause 12.1, then, without in any way limiting the rights of any Lender under this clause, such Lender shall use reasonable endeavors to transfer all such Lender's obligations, liabilities and rights under this Agreement and the other Security Documents to another office or financial institution not affected by the circumstances but such Lender shall not be under any obligation to take any such action if, in its opinion, to do so would or might: (a) have an adverse effect on its business, operations or financial condition; or (b) involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

12.3 Increased costs. If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, directive, request or requirement (whether or not having the force of law, but, if not having the force of law, with which a Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, stock or capital adequacy, any type of liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affects the manner in which a Lender allocates capital resources to its obligations hereunder or those resulting from the implementation of any amendment of the "1988 Basle convergence agreement" or any amendatory or substitute agreement thereof, is to:

(a) subject any Lender to Taxes or change the basis of Taxation of such Lender with respect to any payment under any of the Security Documents (other

than Taxes or Taxation on the overall net income, profits or gains of such Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

(b) increase the cost to, or impose an additional cost on, any Lender or its holding company in making or keeping such Lender's Commitment available or funding or maintaining all or part of such Lender's Contribution or being a party to this Agreement; and/or

(c) reduce the amount payable or the effective return to any Lender under any of the Security Documents; and/or

(d) reduce any Lender's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Lender's obligations under any of the Security Documents; and/or

(e) require any Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by such Lender under any of the Security Documents; and/or

(f) require any Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Commitment or the Loan from its capital for regulatory purposes,

then and in each such case (subject to Clause 12.5):

(i) such Lender shall notify the Agent (with reasonable supporting information from such Lender) and the Agent shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(ii) the Agent (acting on the instructions of the Instructing Group) shall negotiate with the Borrower in good faith with a view to restructuring the transaction constituted by the Security Documents in a way which will satisfactorily avoid either the unlawfulness or increased costs concerned (each as the case may be) without either decreasing the amounts or net returns due to such Lender under the Security Documents or which would, but for such unlawfulness or such increased costs (each as the case may be), have been so due, or

otherwise adversely affecting the rights, interests and security of such Lender under the transaction as presently constituted and will not increase the cost to the Borrower of or otherwise adversely affect the rights, and interests of the Borrower under the transactions (and unless the Agent nominates a longer period (which it shall be at liberty to do), such negotiations shall continue for a period of ten (10) days after the Borrower have been given notice under Clause 12.2(i) or for such lesser period as is permitted under applicable law having regard to either the unlawfulness or the increased costs concerned (such period called the "**Negotiation Period**"); and

(iii) if at the end of the Negotiation Period such Lender and the Borrower have not reached agreement on a restructuring of the transaction on the basis described in sub-Clause (ii) above then the Borrower shall on demand, made at any time after expiry of the Negotiation Period whether or not the Loan has been repaid, pay to the Agent for the account of such Lender the amount which the Agent specifies (in a certificate (which shall be conclusive in the absence of manifest error) setting forth the basis of the computation of such amount but not including any matters which such Lender regards as confidential in relation to its funding arrangements) is required to compensate such Lender for such alternative funding, increased cost, reduction, payment or forgone return.

(g) For the purposes of this Clause 12.3 **"holding company"** means, in relation to a Lender, the company or entity (if any) within the consolidated supervision of which the Agent is included.

12.4 Claim for increased costs. The Agent will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 12.3 and such notification will be (in the absence of manifest error) conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same. A claim under Clause 12.3 may be made at any time and must be discharged by the Borrower on the next Interest Payment Date or alternatively within three days of demand by the Agent. Any amount due from the Borrower under Clause 12.3 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.5 **Option to prepay.** If any additional amounts are required to be paid by the Borrower to the Agent by virtue of Clause 12.3, the Borrower shall be entitled, on giving the Agent not less than three (3) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date. Any such notice, once given, shall be irrevocable.

12.6 **Exception.** Nothing in Clause 12.3 shall entitle a Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under Clause 6.6.

13. APPLICATION, SECURITY AND SET-OFF

13.1 **Application of moneys.** All moneys received by the Agent and/or the Security Agent and/or the Lenders under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this Clause 13.1 shall be applied in the following manner:

(a) first in or toward payment of all unpaid fees, commissions and other Expenses which may be owing to the Creditors under any of the Security Documents;

(b) secondly in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

(c) thirdly in or towards repayment of the Loan (whether the same is due and payable or not);

(d) fourthly in or towards payment to the Lenders and the Agent for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement;

(e) fifthly in or towards payment to Creditors (or any of them) of any other sums owing to them/it under any of the Security Documents; and

(f) sixthly the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.

The order of application set out in this Clause 13.1(a) to (e) may be varied by the Agent if all the Lenders so direct.

13.2 **Security.** As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrower shall ensure and procure that the following Security Documents are duly executed and, where required, registered in favour of the Security Agent or the Lenders in form and substance satisfactory to the Agent at the time specified herein or otherwise as required by the Agent and ensure that such security consists of, on the Drawdown Date (as provided in this Agreement), of:

(a) the Mortgage duly registered over the Vessel through the Registry;

(b) the General Assignment;

(c) the Guarantee; and

(d) the Charterparty Assignment.

13.3 **Set-off**

(a) Right of Set-off: Each Security Party authorizes each Creditor (without prejudice to any of such Creditor's rights at law, in equity or otherwise), at any time following the occurrence of an Event of Default which is continuing and without notice to the Borrower and to such Security Party, to apply any credit balance to which such Security Party is then entitled standing upon any account of such Security Party with any branch of such Lender in or towards satisfaction of any sum due and payable from the Borrower and/or the other Security Parties to such Creditor under any of the Security Documents. For this purpose, each Creditor is authorized to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. No Creditor shall be obliged to exercise any right given to it by this Clause 13.3. Such Creditor shall notify the Agent and the latter shall notify the Borrower and the other Creditors forthwith upon the exercise of purported exercise of any right of set-off giving full details in relation thereto.

13.4 **Pro-rata payments.** If at any time the proportion which a Lender (the "Recovering Lender") has received or recovered (other than from an Assignee, a Transferee or a sub-participant in such Lender's Contribution or any other payment of an amount due to the Recovering Lender for its sole account pursuant to Clauses 3.6, 4.3, 6.1, 11.1, 11.2, 12.1 and 12.2) in respect of its share of any payment to be made for the account of the Recovering Lender and any other Lender under any of the Security Documents is greater (the amount of the excess being referred to in this Clause 13 as

the "excess amount") than the proportion of the share of such payment received or recovered by the Lender receiving or recovering the smallest or no proportion of its share, then:

(a) within two (2) Banking days of such receipt or recovery, the Recovering Lender shall pay to the Agent an amount equal (or equivalent) to the excess amount;

(b) the Agent shall treat such payment as if it were part of the payment to be made by the Borrower and shall distribute same in accordance with Clause 6.8; and

(c) as between the Borrower and the Recovering Lender the excess amount shall be treated as not having been paid but the obligations of the Borrower to the other Lender shall, to the extent of the amount so paid to them, be treated as discharged.

13.5 Notice – Repayment. Each Lender shall forthwith notify the Agent of any such receipt or recovery by such Lender other than by payment through the Agent. If any excess amount subsequently has to be wholly or partly refunded by the Recovering Lender which paid an amount equal thereto to the Agent under (a) above each Lender to which any part of such amount was distributed shall on request from the Recovering Lender repay to the Recovering Lender such Lender's pro-rata share of the amount which has to be refunded by the Recovering Lender. Each Lender shall on request supply to the Agent such information as the Agent may from time to time request for the purpose of this Clause 13.5. Notwithstanding the foregoing provisions of this Clause 13.5, no Recovering Lender shall be obliged to share any excess amount which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to such party through the Agent).

13.6 No release. For the avoidance of doubt is hereby declared that failure by any Recovering Lender to comply with the provisions of Clause 13.5 shall not release any other Recovering Lender from any of its obligations or liabilities under Clause 13.5.

13.7 **No charge.** The provisions of this Clause 13 shall not, and shall not be construed so as to, constitute a charge by a Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in Clause 13.3.

13.8 **Further assurance.** The Security Parties undertake that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Lenders enforceable in accordance with their respective terms and that they will, at their expense execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the Security Parties of, any and every such further assurance, document, act or thing as in the opinion of the Lenders may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

14. EARNINGS ACCOUNT

14.1 General. The Borrower undertakes with the Lenders that it will:

(a) prior to the Drawdown Date open the Earnings Account with the Account Bank; and

(b) procure that all moneys payable to the Borrower in respect of the Earnings of the Vessel shall, unless and until the Lenders direct to the contrary pursuant to the General Assignment, be paid to the Earnings Account.

14.2 Earnings Account

(a) The Borrower undertakes with each Creditor that it shall procure that all moneys payable in respect of the Earnings of the Vessel shall be paid to the Earnings Account free of Encumbrances and shall be at the free disposal of the Borrower, provided, however, that the Account Bank, acting on the instructions of the Agent shall be entitled to withdraw from the Earnings Account the required amounts and transfer same to the Agent in order for the latter to effect payment of the amount of interest due on each Interest Payment Date and the amount of principal due on each Repayment Date. If an Event of Default shall occur which is continuing (whereupon the provisions of Clause 13.1 shall be applicable) no monies shall be withdrawn from the Earnings Account save as hereinafter provided:

(i) first: in payment of any and all sums whatsoever due and payable to the Creditors hereunder (such sums to be paid in such order as the Agent may in its sole discretion elect);

(ii) second: in payment of the Operating Expenses of the Vessel; and

(iii) third: any surplus accumulated into the Earnings Account shall remain into the Earnings Account unless otherwise permitted by the Security Documents.

(b) Nothing contained herein shall be deemed to affect the absolute obligation of the Borrower to pay interest on and to repay the Loan as provided in Clauses 3 and 4 or shall constitute a manner or postponement thereof.

(c) Following the occurrence of an Event of Default which is continuing, the Borrower hereby irrevocably authorizes the Account Bank, upon the Agent's request, to make from the Earnings Account any and all above payments and repayments as and when the same fall due or at any time thereafter.

(d) The Borrower will comply with any written requirement of the Agent from time to time as to the location or re-location of the Earnings Account.

(e) The Borrower hereby covenants with the Lenders that the Earnings Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrower or suffered to arise any third party rights over or against the whole or any part of the Earnings Account other than Permitted Encumbrances or otherwise permitted under this Agreement.

(f) The Earnings Account shall be operated in accordance with the Account Bank's terms and conditions (full knowledge of which the Borrower hereby acknowledges) and subject to the Account Bank's charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Agent and/or the Account Bank to the Borrower).

(g) After the occurrence of an Event of Default which is continuing the balance (if any) including any accrued interest standing to the credit of the Earnings Account shall be applied in accordance with the provisions of Clause 13.1.

(h) Upon payment in full of all principal, interest and all other amounts due to the Creditors under the terms of this Agreement and the other Security

Documents, any balance then standing to the credit of the Earnings Account shall be released and paid to the Borrower or to whomsoever else may be entitled to receive such balance.

15. ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1 **Benefit and burden.** This Agreement shall be binding upon, and inure for the benefit of, the Creditors and the Borrower and their respective successors.

15.2 **No Assignment by the Security Parties.** The Borrower and any other Security Parties may not assign or transfer any of their respective rights or obligations under this Agreement.

15.3 **Assignment by Lenders.** Any Lender shall at any time be entitled(a) to assign all or any part of its rights under this Agreement or under any of the other Security Documents to any Subsidiary or holding company or other affiliated company of such Lender or to any Subsidiary of any thereof and to a Third Party (as defined below) (an "**Assignee**"), or (b) to offer sub-participation to a Third Party (as defined below). Any such Lender shall give through the Agent prompt notice to the Borrower of such assignment.

15.4 **Transfer by Lenders.** Any Lender (an "Existing Lender") may transfer, whether by way of assignment or otherwise, all or any part of its rights, benefits and/or obligations under this Agreement (a) without the consent of the Security Parties, to any Subsidiary or holding company or other affiliated company of such Lender or to any Subsidiary of any thereof and (b) (with the consent of the Borrower, such consent not to be unreasonably withheld and the request for which shall be promptly responded to, unless an Event of Default has occurred and is continuing, in which case no Borrower's or any other Security Party's consent is required) to a Third Party (as defined below) (a "**Transferee**") at no cost to the Borrower. Such Lender shall notify the Borrower of its intention to effect such transfer. It shall also notify the other Lenders and give them the right to acquire such rights, benefit and/or obligations within ten (10) Banking Days. In the case of a transfer, such transfer shall be effected upon not less than five (5) Banking Days' prior notice by delivery to the Agent of a duly completed Transfer Certificate duly executed by the Existing Lender and the Agent (on behalf of itself, the Borrower and the other Creditors), with a copy to the Borrower. On the Effective Date (as specified and defined in a Transfer Certificate so executed and delivered), to the extent that the Commitment and Contribution of the Existing Lender are expressed (in the case of a transfer) in a Transfer Certificate to be the subject of the transfer in favour of the

Transferee effected pursuant to this Clause 15.4, by virtue of the counter-signature of the Transfer Certificate by the Agent (for itself and the other parties to this Agreement):

(a) the existing parties to this Agreement and the Existing Lender shall be released from their respective obligations towards one another under this Agreement ("discharged obligations") and their respective rights against one another under this Agreement ("discharged rights") shall be cancelled;

(b) the Transferee party to the relevant Transfer Certificate and the existing parties to this Agreement (other than such Existing Lender if the Transfer Certificate relates to the whole of its Commitment and Contribution) shall assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by such Transferee instead of, by or against such Existing Lender;

(c) the Transferee party to the relevant Transfer Certificate and the existing parties to this Agreement (other than such Existing Lender if the Transfer Certificate relates to the whole of its Commitment and Contribution) shall acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against such Transferee instead of, by or against such Existing Lender; and

(d) the Agent shall promptly notify the other Lenders and the Borrower of the receipt by it of any Transfer Certificate and shall promptly deliver a copy of such Transfer Certificate to the Borrower.

For the purpose of Clauses 15.3 and 15.4 **"Third Party"** means a member of the European Central Bank System, a credit institution, a financial services institution, a financial institution, an insurance company, a pension fund, an investment company/trust or a special purpose company established for the purposes of securitization.

15.5 **Reliance on Transfer Certificate.** The Agent and the Borrower shall be fully entitled to rely on any Transfer Certificate delivered to the Agent in accordance with the foregoing provisions of this Clause 15 which is complete and regular on its face as regards its contents and purportedly signed on behalf of the relevant Existing Lender and the Transferee and neither the Agent nor the Borrower shall have any liability or responsibility to any party as a consequence of placing reliance on and

acting in accordance with any such Transfer Certificate if it proves to be the case that the same was not authentic or duly authorised.

15.6 **Authorisation of Agent.** Each party to this Agreement irrevocably authorises the Agent to countersign each Transfer Certificate on its behalf for the purposes of Clause 15.4 without any further consent of, or consultation with, the Borrower or such party.

15.7 **Construction of certain references.** If any Lender transfers all or any part of its rights, benefits and obligations as provided in Clause 15.4, all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to such Lender and/or its Transferee to the extent of their respective interests.

15.8 **Documenting transfers**

(a) If any Lender transfers all or any part of its rights, benefits and/or obligations as provided in Clause 15.4, the Borrower undertakes but at no cost to itself), immediately on being requested to do so by the Agent and at the cost of the relevant Lender, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Transferee all or the relevant part of such Lender's interest in the Security Documents and all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to such Lender and/or its Transferee (as the case may be) to the extent of their respective interests.

(b) If any Lender transfers all or any part of its rights, benefits and/or obligations as provided in Clause 15.4 the Borrower hereby undertakes immediately upon being requested to do so by the Agent and at the cost of such Lender to sign, execute and deliver to the Assignee or Transferee (as the case may be) an addendum to the Mortgage and/or a new mortgage in such form as the Assignee or Transferee shall require to the effect and purpose that the Assignee or Transferee shall become (together with the other Lenders in relation to the Mortgage or, as the case may be, the new mortgage) a registered mortgagee.

15.9 **Lending offices.** Each Lender shall lend through its office at the address specified in Schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Lender selected from time to time by it through which such Lender wishes to lend for the purposes of this Agreement. If the office through which a Lender is lending is changed pursuant to this Clause 15.9, such Lender shall

notify the Agent promptly of such change and the Agent shall notify the Borrower and the Security Agent but such change shall be at no cost to the Borrower.

15.10 **Transfer Certificate required.** No assignment or transfer of any right or obligation of a Lender under this Agreement and the Security Document is binding on, or effective in relation to, the Borrower, the Agent and the other Lender unless it is effected, evidence or perfected by a Transfer Certificate.

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "**successor**", the Agent may, if it sees fit, by notice to the successor and the Borrower and the other Lender waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

15.11 **Disclosure of information**

(a) Any Lender may disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with such Lender in relation to this Agreement such information about the Borrower as such Lender shall consider appropriate if such Lender first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the "Prospective Assignee") shall undertake to the Borrower to keep secret and confidential and, not without the prior written consent of the Borrower, disclose to any third party any of the information, reports or documents supplied by such Lender, provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(i) in relation to any proceedings arising out of this Agreement or the other Security Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(ii) pursuant to a court order relating to discovery or otherwise; or

(iii) pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(iv) to its auditors, legal or other professional advisers.

(b) In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lenders or the Borrower.

15.12 **No additional costs.** If at the time of, or immediately after, any assignment by any Lender of all or any part of its rights or benefits under this Agreement or any transfer by any Lender of any part of the rights, benefits and/or obligations under this Agreement, the Borrower would be obliged to pay to the Assignee or Transferee under Clause 6.6 or Clause 12.2 any sum in excess of the sum (if any) which it would have been obliged to pay to the relevant Lender under the relevant clause in the absence of such assignment, transfer or change, the Borrower shall not be obliged to pay that excess.

15.13 **Agent's fee.** The Assignee or Transferee will pay to the Agent a fee in the amount of $1,000 (Dollars one thousand) in connection with the relevant assignment or transfer.

15.14 **Transfer costs.** If any Lender transfers all or any part of its rights, benefits and obligations under the Security Documents, the Transferee shall pay to the Agent on demand all costs, fees and expenses (including but not limited to, legal fees and expenses) and any value added tax thereon, verified by the Agent as having been incurred by it in connection with such transfer. Any such costs, fees and expenses paid to the Agent will not in any case create any liability whatsoever on the part of Borrower for payment either under the Security Documents or otherwise.

16. NOTICES AND OTHER MATTERS

16.1 **Notices.** Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

(a) be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

(b) be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or 5 days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of dispatch (provided that if the date of dispatch is

not a business day in the country of the addressee or if the time of dispatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

(c) be sent:

(i) to the Security Parties at:

c/o Globus Shipmanagement Corp.,
128 Vouliagmenis Avenue,
GR 16674, Glyfada, Attiki, Greece
Facsimile No: +30 210 9608359
Attention: Chief Financial Officer

(ii) to the Creditors at:

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT
Domshof 17, D-28195, Bremen
Telephone no.: +49 04 376 99 651 and +49 40 376 99 654
Facsimile no.: +49 40 376 99 649
Attention: Martin Hugger/Kristin Rölver

or to such other address and/or numbers as is notified by any party to the other parties under this Agreement.

16.2 **Process Agent.** Mr. Dimitrios Zafeiropoulos, an attorney-at-law, presently of 10 Skouze Street, GR 18535 Piraeus, Greece, is hereby appointed by the Borrower as agent to accept service (hereinafter "**Process Agent**") upon whom any judicial or extrajudicial process in Greece may be served (including but without limitation any documents initiating legal proceedings in Greece) and any notice, request, demand payment order, announcement of claim, any enforcement process in Greece or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Agent in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Agent), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code. In case, however, that such Process Agent is found at any other address, the Lenders shall have the right to

serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.

16.3 **No implied waivers, remedies cumulative.** No failure, delay or omission by a Creditor to exercise any right, remedy or power vested in such Creditor under this Agreement and/or the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower, nor shall any single or partial exercise by a Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of any Creditor on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of this Agreement or of any Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon such Creditor under this Agreement and the other Security Documents or the right of such Creditor thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents. No modification or waiver by any Creditor of any provision of this Agreement or of any of the other Security Documents nor any consent by any Creditor to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances. The rights and remedies of the Creditors contained in this Agreement and the other Security Documents are cumulative and not neither exclusive of each other nor of any other rights or remedies conferred by law.

16.4 **English language and genuineness of documents**

(a) English language. All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Creditors shall be entitled to rely.

(b) Certification of documents. Any copies of documents delivered to the Agent shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or otherwise as will be acceptable to the Agent at the sole discretion of the Agent.

(c) Certification of signature. Signatures on Board or shareholder resolutions, Secretary's certificates and any other documents are, at the discretion of the Agent, to be verified for their genuineness by appropriate Consul or other competent authority.

16.5 **Recourse to other security.** No Lender shall be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Security Documents against the Security Parties (or any of them) or any other person liable and no action taken or omitted by any Lender in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of any Security Party under this Agreement and the other Security Documents to which it is, or is to be, a party.

16.6 **Further assurance.** The Borrower hereby undertakes with each Creditor that the Security Documents to which it is a party shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Creditors enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do any and every such further assurance, document, act or thing as in the opinion of the Lenders may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

16.7 **Integration of Terms.** This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the any commitment letter (save for its provisions related to fees), any amendments thereto and any and all other correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement prior to the date hereof.

16.8 **Amendments.** This Agreement and any other Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

16.9 **Invalidity of Terms.** In the event of any provision contained in one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to the jurisdiction only without affecting the remaining provisions

hereof or thereof. If, however, this event becomes known to the Agent prior to the drawdown of the Commitment (or any part thereof) the Agent shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole agreement, it is hereby agreed that there will exist a separate obligation of the Borrower for the prompt payment to the Agent of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

16.10 **Conflicts.** In the event of any conflict or inconsistency between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

16.11 **Confidentiality**

(a) Each of the parties hereto agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession during this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b) The Borrower acknowledges and accepts that the Agent may be required by law, regulation or regulatory requirement or any request of any central bank or any court order to disclose information and deliver documentation relating to the Borrower and/or any other Security Party and the transactions and matters in relation to this Agreement and/or the other Security Documents to governmental or Regulatory Agencies and authorities.

(c) The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Agent may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to third parties to the extend that this is necessary for the enforcement or the contemplation of enforcement of the Agent's rights or for any other purpose for which in the opinion of the Agent, such disclosure should be useful or appropriate for the interests of the Agent or otherwise and the Borrower expressly authorises any such disclosure and delivery.

(d) The Borrower acknowledges and accepts that the Agent may be prohibited or it may be inappropriate for the Agent to disclose information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.

Clause 16.11 shall be: (i) in addition to all other duties of confidentiality imposed on the Agent and its professional advisers under applicable law; and (ii) subject to any other applicable provisions contained in the Loan Agreement and the Security Documents.

16.12 Third Party rights. No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

17. AGENT, ARRANGER AND SECURITY AGENT

17.1 Appointment of the Agent. Each Lender irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent (in its capacity as Agent) to be party. By virtue of such appointment, each of the Lenders hereby authorises the Agent (whether or not by or through employees or agents) to take such action on such Lender's behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any other Security Document, together with such powers and discretions as are reasonably incidental thereto. Each Lender irrevocably authorises the Agent to join in and execute each such Security Document previously referred to in this Clause 17.1 in its capacity as Agent.

17.2 Agent's actions. Any action taken by the Agent under or in relation to this Agreement or any of the other Security Documents and/or with requisite authority, or on the basis of appropriate instructions, received from the Instructing Group (or as otherwise duly authorised) shall be binding on all the Lenders.

17.3 Agent's duties. The Agent shall:

(a) promptly notify each Lender of the contents of each notice, certificate or other document received by the Agent from the Borrower under or pursuant to Clauses 8.1(a), 8.1(e), 8.1(f), 8.1(g) and 16.1; and

(b) (subject to the other provisions of this Clause 17) take (or instruct the Security Agent to take) such action or, as the case may be, refrain from taking (or authorise the Security Agent to refrain from taking) such action with

respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Instructing Group may reasonably direct.

17.4 **Agent's rights.** The Agent may:

(a) in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act (or, as the case may be, refrain from acting) (or authorise the Security Agent to act or refrain from acting) in accordance with the instructions of the Instructing Group, and shall be fully protected in so doing;

(b) unless and until it shall have received directions from the Instructing Group, take such action or, as the case may be, refrain from taking such action (or authorise the Security Agent to take or refrain from taking) in respect of an Event of Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Lenders (but shall not be obliged to do so);

(c) refrain from acting (or authorise the Security Agent to refrain from acting) in accordance with the instructions of the Instructing Group to institute legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents until it and/or the Security Agent has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

(d) deem and treat (i) each Lender as the person entitled to the benefit of the Contribution of such Lender for all purposes of this Agreement unless and until a Transfer Certificate shall have been filed with the Agent and shall have become effective, and (ii) the office set opposite the name of each Lender in Schedule 1 or, as the case may be, in any relevant Transfer Certificate as such Lender's lending office unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

(e) rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or

officer of the relevant Security Party on behalf of the relevant Security Party; and

(f) do anything which is in its opinion necessary or desirable to comply with any applicable law or regulation in any jurisdiction.

17.5 **No liability of Arranger or Agent.** Neither the Arranger nor the Agent nor any of its employees and agents shall:

(a) be obliged to make any enquiry as to the use of any of the Loan proceeds unless (in the case of the Agent) so required in writing by any Lender, in which case the Agent shall promptly make the appropriate request to the Borrower; or

(b) be obliged to make any enquiry as to any breach or default by the Borrower or any other Security Party in the performance or observance of any of the provisions of this Agreement or any of the other Security Documents or as to the existence of an Event of Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Lender, in which case the Agent shall promptly notify the Lenders of the relevant event or circumstances; or

(c) be obliged to enquire whether or not any representation or warranty made by the Borrower or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or

(d) be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

(e) be obliged to account to any Lender for any sum or the profit element of any sum received by it for its own account; or

(f) be obliged to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents other than on the instructions of the Instructing Group; or

(g) be liable to any Lender for any action taken or omitted under or in connection with this Agreement or any of the other Security Documents or the Loan unless caused by its gross negligence or willful misconduct.

For the purpose of this Clause 17, neither the Arranger nor the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Arranger or the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Arranger or, as the case may be, the Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

17.6 Non-reliance on Arranger or Agent. Each Lender acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Arranger or the Agent to induce it to enter into this Agreement or any of the other Security Documents and that it has made and will continue to make, without reliance on the Arranger or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of the Loan under this Agreement. Neither the Arranger nor the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to any Security Party whether coming into its possession before the advancing of the Loan or at any time or times thereafter, other than (in the case of the Agent) as provided in Clause 17.3.

17.7 No responsibility on Arranger or Agent for Borrower's performance. Neither the Arranger nor the Agent shall not have any responsibility or liability to any Lender;

(a) on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

(b) for the financial condition of any Security Party; or

(c) for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

(d) for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

(e) to investigate or make any enquiry into the title of the Borrower or any other Security Party to the Vessel or any other security or any part thereof; or

(f) for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

(g) for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

(h) on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

(i) otherwise in connection with the Loan or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Instructing Group.

17.8 **Reliance on documents and professional advice.** Each of the Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arranger's or, as the case may be, the Agent's employment).

17.9 **Other dealings.** Each of the Arranger and the Agent may, without any liability to account to the Lenders, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any of the Lenders as if it were not the Arranger or, as the case may be, the Agent.

17.10 **Rights of Agent as Lender; no partnership.** With respect to its own Commitment and Contribution (if any) the Agent shall have the same rights and powers under the Security Documents as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term "Lenders" shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender. This Agreement shall not be construed so as to constitute a partnership between the parties or any of them.

17.11 **Amendments; waivers**

(a) subject to Clause 17.11(b), the Agent may, with the written consent of the Instructing Group (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Instructing Group, shall;

(i) agree (or authorise the Security Agent to agree) amendments or modification to any of the Security Documents with any Security Party; and/or

(ii) waive breaches of, or defaults under, or otherwise execute performance of, any provision of any of the other Security Documents by any Security Party (or authorise the Security Agent to do so).

Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Instructing Group) determine, shall be promptly notified to the Lenders by the Agent and (without prejudice to the generality of Clause 17.2) shall be binding on all the Lenders.

(b) Except with the prior written consent of all the Lenders, the Agent shall not have authority on behalf of the Lenders to agree (or authorise the Security Agent to agree) with any Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Agent to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Agent to vary or excuse) performance of or under any of the Security Documents by any Security Party, if the effect of such amendment, modification, waiver or excuse would be to:

(i) reduce the applicable Margin;

(ii) postpone the due date or reduce the amount of any payment of principal, interest, commitment commission or other amount payable by any Security Party under any of the Security Documents;

(iii) change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(iv) increase any Lender's Commitment;

(v) extend any Final Availability Date;

(vi) amend the definition of "Instructing Group" in Clause 1.2;

(vii) change any provision of any of the Security Documents which expressly or impliedly requires the approval or consent of all of the Lenders such that the relevant approval or consent may be given otherwise than with the sanction of all of the Lenders; change the order of distribution under Clause 13.1 (application of moneys);

(viii) change this Clause 17.11 or any definition referred to in this Clause 17.11; or

(ix) release any Security Party from the security constituted by any Security Documents (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may, or is required to be, released.

17.12 **Reimbursement and indemnity by Lenders.** Each Lender shall reimburse the Agent (rateably in accordance with such Lender's Commitment or Contribution), to the extent that the Agent is not reimbursed by the Borrower, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrower under Clause 5.1 including (in each case) the fees and expenses of legal or other professional advisers. Each Lender shall on demand indemnify the Agent (rateably in accordance with its Commitment or Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent's own gross negligence or willful misconduct.

17.13 **Retirement of Agent**

(a) The Agent may (having given to the Borrower and each of the Lenders not less than 30 days' notice of its intention to do so) retire from its appointment as Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Lenders as a successor agent:

(i) a Lender or any other bank with shipping experience, nominated within a period of 28 days by the Instructing Group or, failing such a nomination,

(ii) such reputable and experienced bank or financial institution nominated by the Agent.

Any corporation into which the Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Security Documents save that written proof of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be provided to each Security Party and the Lenders. Prior to any such successor being appointed, the Agent agrees to consult with the Borrower as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower may raise to such successor being appointed with a view to obtain the consent of the Borrower to the appointment of such successor provided that if no Event of Default has occurred and is continuing no such appointment will be without the Borrower's prior consent (such consent not to be unreasonably withheld or delayed).

In case the Borrower does not consent to the appointment of such successor it will be entitled on giving the Agent not less than (14) days prior notice in writing to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness on the next Repayment Date. Any such notice, once given shall be irrevocable.

Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this Clause 17 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (without any expense of the Borrower) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

17.14 Appointment and retirement of Security Agent

(a) Appointment: Each of the Lenders, the Arranger, the Account Bank and the Agent irrevocably appoints the Security Agent as its Security Agent and

trustee for the purposes of this Agreement and the other Security Documents, in each case on the terms set out in this Agreement. By virtue of such appointment, each of the Lenders, the Arranger, the Account Bank and the Agent hereby authorises the Security Agent (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Agent by this Agreement and/or the Security Documents, together with such powers and discretions as are reasonably incidental thereto.

(b) Retirement: Without prejudice to clause 17.13, the Security Agent may, having given to the Borrower and each of the Lenders not less than fifteen (15) days' notice of its intention to do so, retire from its appointment as Security Agent under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Lenders as a successor Security Agent and trustee:

(i) a Related Company of the Security Agent nominated by the Security Agent which the Lenders hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(ii) a bank or trust corporation nominated by the Majority Lenders or, failing such a nomination,

(iii) any bank or trust corporation nominated by the retiring Security Agent,

(and, in any case, such successor Security Agent and trustee shall have duly accepted such appointment by delivering to the Agent (i) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Agent as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.

Any corporation into which the retiring Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Security Agent under this Agreement, any Trust Deed and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement,

any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Lenders. Prior to any such successor being appointed, the Security Agent agrees to consult with the Borrower as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower may raise to such successor being appointed with a view to obtain the consent of the Borrower to the appointment of such successor provided that if no Event of Default has occurred and is continuing no such appointment will be without the Borrower's prior consent (such consent not to be unreasonably withheld or delayed).

In case the Borrower do not consent to the appointment of such successor it will be entitled on giving the Agent not less than (14) days prior notice in writing to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness on the next Repayment Date. Any such notice, once given shall be irrevocable.

Upon any such successor as aforesaid being appointed, the retiring Security Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 17 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Agent. The retiring Security Agent shall (at the expense of the Borrower) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

17.15 Powers and duties of the Security Agent

(a) The Security Agent shall have no duties, obligations or liabilities to any of the Lenders, the Account Bank and the Agent beyond those expressly stated in any of the Security Documents. Each of the Agent, the Account Bank and the Lenders hereby authorises the Security Agent to enter into and execute:

(i) each of the Security Documents to which the Security Agent is or is intended to be a party; and

(ii) any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Lenders) for entry into by the Security Agent,

and, in each and every case, to hold any and all security thereby created upon trust for the Lenders, the Account Bank and the Agent in the manner contemplated by this Agreement.

(b) Subject to clause 17.15(c) the Security Agent may, with the prior consent of the Instructing Group communicated in writing by the Agent, concur with any of the Security Parties to:

(i) amend, modify or otherwise vary any provision of the Security Documents to which the Security Agent is or is intended to be a party; or

(ii) waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Agent is or is intended to be a party.

Any such action so authorised and effected by the Security Agent shall be promptly notified to the other Creditors by the Security Agent and shall be binding on the other Creditors.

(c) The Security Agent shall not concur with any Security Party with respect to any of the matters described in clause 17.11(b) without the consent of the Lenders communicated in writing by the Agent.

(d) The Security Agent shall (subject to the other provisions of this clause 17) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as Security Agent and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Agent shall have received such instructions from the Agent, the Security Agent may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 17.14 as the Security Agent shall deem advisable in the best interests of the Creditors provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Agent to take, or refrain from taking, any action of the nature referred to in clause 17.15(b) - and for which the

prior consent of the Lenders is expressly required under clause 17.15(c) - clauses 17.15(b) and 17.15(c) shall apply to the exclusion of this clause.

(e) None of the Lenders, nor the Account Bank nor the Agent shall have any independent power to enforce any of the Security Documents referred to in clause 17.14 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Agent.

(f) For the purpose of this clause 17, the Security Agent may, rely and act in reliance upon any information from time to time furnished to the Security Agent by the Agent (whether pursuant to clause 17.15(g) or otherwise) unless and until the same is superseded by further such information, so that the Security Agent shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Agent has actual knowledge that such information is inaccurate or incorrect.

(g) Without prejudice to the foregoing each of the Agent, the Account Bank and the Lenders (whether directly or through the Agent) shall provide the Security Agent with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 17.14.

17.16 <u>Trust provisions</u>

(a) The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:

   (i) the expiration of a period of eighty (80) years from the date of this Agreement; and

   (ii) receipt by the Security Agent of confirmation in writing by the Agent that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents,

and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall

for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

(b) In its capacity as trustee in relation to the Security Documents specified in clause 17.14, the Security Agent shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by any of those Security Documents.

(c) It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 17.14, the Security Agent shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Agent, may not be paid out promptly following receipt in the name or under the control of the Security Agent in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify its investments and the Security Agent may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Agent, be made or retained in the names of nominees.

17.17 Independent action by Creditors. None of the Creditors shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Instructing Group but, provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

17.18 Common Agent and Security Agent. The Agent and the Security Agent have entered into the Security Documents in their separate capacities (a) as agent for the Lenders under and pursuant to this Agreement (in the case of the Agent) and (b) as Security Agent and trustee for the Lenders, the Account Bank and the Agent under and pursuant to this Agreement, to hold the guarantees and/or security created by

the Security Documents on the terms set out in such Security Documents (in the case of the Security Agent). However, from time to time the Agent and the Security Agent may be the same entity. When the Agent and the Security Agent are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Agent (and vice versa), it will not be necessary for there to be any such formal communications or instructions on those occasions.

17.19 **Co-operation to achieve agreed priorities of application.** The Lenders, the Account Bank and the Agent shall co-operate with each other and with the Security Agent and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.

17.20 **Prompt distribution of proceeds.** Moneys received by any of the Creditors (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution (in the case of moneys so received by any of the Creditors other than the Agent or the Security Agent) and shall be distributed by the Agent or, as the case may be, the Security Agent (in the case of moneys so received by the Agent or, as the case may be, the Security Agent) in each case in accordance with clause 13.1. The Agent or, as the case may be, the Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Agent save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Agent (acting on the instructions of the Instructing Group) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Agent and/or the Arranger and/or the Account Bank and/or the Lenders or any of them to provide for the whole of their respective claims against the Borrower or any other person liable.

18. GOVERNING LAW AND JURISDICTION

18.1 **Law.** This Agreement is governed by and shall be construed in accordance with English law.

18.2 **Submission to jurisdiction**

(a) For the exclusive benefit of each Creditor, the Borrower agrees that any legal action or proceedings arising out or in connection with this Agreement against the Borrower or any of its assets may be brought in the English Courts. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs. **SAVILLE & CO.**, (attention: Mr. Richard Saville, currently located at One Carey Lane, London EC2V 8AE, England (Tel. No.: +44 (0) 20 7920 0000 - Fax: +44 (0) 20 7920 0088) or their successors to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings, provided, however, that the Borrower further agrees that in the event that (i) Messrs. **SAVILLE & CO.** or any other agent appointed by the Borrower in substitution for Messrs. **SAVILLE & CO.** and acceptable to the Lenders, close or fail to maintain a business presence in England, or (ii) the Lenders, in their sole discretion, shall determine that service of process on the said agents is not feasible or may be insufficient under the Laws of England, then any summons, writ or other legal process issued in England against the Borrower or any of its assets may be served upon Messrs. The Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, England (hereinafter called the **"Process Agent for English Proceedings"**), or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Borrower. The Borrower hereby irrevocably agrees to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that (aa) Messrs. The Law Debenture Corporate Services Limited close or fail to maintain a business presence in England, or (bb) the Agent, in its sole discretion, shall determine that service of process on Messrs. The Law Debenture Corporate Services Limited, is not feasible or may be insufficient under the Laws of England, then the Borrower, within five (5) days after written notice from the Agent, shall appoint a substitute Process Agent for English Proceedings acceptable to the Agent and if the Borrower fail to make such appointment within the said five days period, the Agent may appoint such substitute Process Agent for English Proceedings and the Agent is hereby irrevocably authorised to effect such appointment on Borrower's behalf. The appointment of the Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Agent to the Borrower in accordance with Clause 16.1.

(b) The submission to the jurisdiction of the English Courts shall not (and shall not be construed so as to) limit the right of a Creditor to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that subject to Clause 18.2(b) the Courts of England shall have exclusive jurisdiction to determine any claim which the Borrower may have against the Agent arising out of or in connection with this Agreement and the Borrower hereby waives any objections to proceedings with respect to this Agreement in such courts on the grounds of venue or inconvenient forum.

18.3 **Proceedings in any other country.** If it is decided by a Creditor that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrower agrees that any judgement or order obtained in an English court shall be conclusive and binding on the Borrower and shall be enforceable without review in the courts of any other jurisdiction.

In this Clause 18 "**proceedings**" means proceedings of any kind, including an application for a provisional or protective measure.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first above written.

Schedule 1

The Lenders and their Commitments

NAME	LENDING OFFICE	COMMITMENT
DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT	Domshof 17, D-28195, Bremen, Federal Republic of Germany Fax No. : +49 40 376 99 649 e-mail: martin.hugger@commerzbank.com kristin.roelver@commerzbank.com	$26,650,000

Schedule 2

Form of Drawdown Notice
(referred to in Clause 2.2)

To: **DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT**
Domshof 17, D-28195, Bremen,
Federal Republic of Germany
(the "**Agent**")

Dated: [●] June, 2010

RE: Loan Agreement dated 25th June, 2010 made between (1) (a) **KELTY MARINE LTD.**, of Marshall Islands (the "**Borrower**") and (2) the Lender(s) listed in schedule 1 thereto, in respect of a loan facility of up to US $26,650,000 (the "**Loan Agreement**").

We refer to the above Loan Agreement and hereby give you notice that we wish to draw down the Commitment as follows:

The funds should be irrevocably credited to our account with you and by debiting our account you are hereby instructed as follows:

(a) for **value** [●], **2010**, please remit the sum of **USD** [●] [via a conditional payment order / in payment to [..........], of [..........] (the "**Seller**") of the balance of the Purchase Price under the memorandum of agreement dated 7th June, 2010 made between the Borrower and the Seller in respect of m.v "JIN STAR" (the "**Vessel**");

(b) for **value** [●], **2010**, please collect the amount of [**USD** [..........]] in payment of the arrangement fee due to you under the Loan Agreement; [and

[(c) for **value** [●], **2010**, please collect the amount of [**USD** ●] in payment of the commitment commission due to you under the Loan Agreement; and

(d) for **value** [●], **2010**, please remit the balance of the Commitment (if any) to: [●]]

We select a first Interest Period in respect of the Loan of [●] months.

We confirm that:

(a) no event or circumstance has occurred and is continuing which constitutes an Event of Default;

(b) the representations and warranties contained in:

(i) Clauses 7.1 and 7.3(b) of the Loan Agreement; and

(ii) Clause 4 of the Guarantee;

and expressed to be made or repeated on the Drawdown Date are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c) the borrowing to be effected by the drawdown of the Commitment will be within our corporate powers, has been validly authorized by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d) to the best of our knowledge and belief there has been no material adverse change in our financial position or in that of the Group from that described by us to the Agent in the negotiation of the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

THE BORROWER
For and on behalf
KELTY MARINE LTD.

____

[●]
Attorney-in-fact

Schedule 3

Documents and evidence required as conditions precedent

(referred to in Clause 9.1)

Part 1

I. **Documents and conditions required as conditions precedent to the Loan Agreement being executed**

(a) **Constitutional documents**: copies, certified by an officer of each corporate Security Party and the Manager as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party or, as the case may be, the Manager;

(b) **Corporate authorizations**: copies of resolutions of the directors and, if required, shareholders of each corporate Security Party and the Manager approving such of the Security Documents to which such Security Party or the Manager is, or is to be, party and authorizing the signature, delivery and performance of such Security Party's or, as the case may be, the Manager obligations thereunder, certified (in a certificate dated no earlier than five Banking Days prior to the date of this Agreement) by an officer of such Security Party as:

(i) being true and correct;

(ii) being duly passed at meetings of the directors of such Security Party and, if required, of the shareholders of such Security Party each duly convened and held;

(iii) not having been amended, modified or revoked; and

(iv) being in full force and effect

together with-originals or certified copies of any powers of attorney issued by any corporate Security Party pursuant to such resolutions;

(c) **Certificates of incumbency**: a list of directors and officers of each corporate Security Party and the Manager specifying the names and positions of such persons, certified (in a certificate dated no earlier than five Banking Days prior to the date of this Agreement) by an officer of such Security Party or, as the case may be, the Manager to be true, complete and up to date;

(d) **Guarantor's consents and approvals:** evidence acceptable to the Lenders that any and all necessary consents of the Jersey or Greek or Marshall Islands (as the case may be) authorities have been obtained for the execution of the Guarantee by the Guarantor;

(e) **Borrower's consents and approvals:** a certificate (dated no earlier than five Banking Days prior to the date of this Agreement) from an officer of the Borrower that no consents, authorizations, licenses or approvals are necessary for the Borrower to authorize or are required by the Borrower in connection with the borrowing by the Borrower of the Commitment pursuant to this Agreement or the execution, delivery and performance of the Security Documents;

(f) **Other consents and approvals:** a certificate (dated no earlier than five Banking Days prior to the date of this Agreement) from an officer of each Security Party (other than the Borrower) that-no consents, authorizations, licenses or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrower of the Commitment pursuant to this Agreement' and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

(g) **Management Agreement:** a certified true and complete copy of the Management Agreement; and

(h) **MOA:** a certified true and complete copy of the MOA.

Part 2

II. Documents and evidence required as conditions precedent to Commitment being made available

(a) **Drawdown Notice**: the Drawdown Notice duly executed;

(b) **Conditions precedent**: evidence that the conditions precedent set out in Part 1 of schedule 3 remain fully satisfied;

(c) **No encumbrance**: evidence that there is no Encumbrance of any kind created or permitted by any person on or relating to the Vessel other than Permitted Encumbrances;

(d) **Earnings Account**: evidence that the Earnings Account has been opened with the Agent;

(e) **Vessel's condition**: evidence satisfactory to the Agent that:

(i) Title and no encumbrance: there is no Encumbrance of any kind created or permitted by any person on or relating to the Vessel other than Permitted Encumbrances;

(ii) Registration and Encumbrances: the Vessel is registered in the name of the Borrower through the Registry under the laws and flag of the Flag State and that the Vessel and her Earnings, Insurances and Requisition Compensation, are free of Encumbrances other than Permitted Encumbrances;

(iii) Classification: the Vessel maintains the Classification (as described in the Mortgage) free of any qualifications and overdue recommendations of the Classification Society affecting her Class;

(iv) Trading Certificates: evidence that the trading certificates of the Vessel are valid and in force;

(v) Insurance: the Vessel is insured in accordance with the provisions of Schedule 5 and all requirements of the Security Documents in respect of such Insurances have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which the Vessel is, or is to be,

entered for insurance or insured against protection and indemnity risks (including oil pollution risks)the Vessel;

(vi) Letters of Undertaking: all necessary confirmations by the insurers of the Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Agent in its sole discretion;

(vii) Insurance report: a report signed by an independent firm of marine insurance brokers appointed by the Agent at the expense of the Borrower confirming the adequacy of the Insurances maintained on the Vessel;

(viii) Compliance with ISM Code: the Operator complies with the requirements of the ISM Code and has obtained a DOC for itself and a SMC in respect of the Vessel issued pursuant to the ISM Code and a true and complete copies of the DOC for the Operator and the SMC for the Vessel issued pursuant to the ISM Code has been delivered to the Agent;

(ix) Compliance with ISPS Code: the Operator complies with the requirements of the ISPS Code and has obtained an ISSC in respect of the Vessel issued pursuant to the ISPS Code and a true and complete copy of the ISSC for the Vessel issued pursuant to the ISPS Code has been delivered to the Agent;

(x) Inspection: if the Agent so requires, a satisfactory to the Agent physical condition survey report on the Vessel together with a comprehensive record inspection from a surveyor appointed by the Agent, at the Borrower's expense;

(xi) Notices of assignment and acknowledgements: copies of duly executed notices of assignment and the relevant and acknowledgements required by the terms of the Security Documents and in the forms prescribed by the Security Documents; and

(xii) Class records: due authorisation in form and substance satisfactory to the Agent authorising the Lenders and the Agent to have access and/or obtain any copies of class records or other information at its discretion from the Classification Society of the Vessel, provided however that neither the Lenders nor the Agent shall exercise such

right unless and until an Event of Default has occurred and is continuing;

(i) **Security Documents and other documents**: the Guarantee, the Mortgage, the General Assignment, the Manager's Undertaking, the Charterparty Assignment and the Management Agreement, each duly executed;

(j) **Financial covenants**: evidence satisfactory to the Agent, including, without limitation the Compliance Certificate referred to in Clause 8.1(e), that the Guarantor complies fully with the requirements of Clause 8.1(l);

(k) **Mortgage's registration**: evidence that the Mortgage has been or, simultaneously with the drawdown of the Loan will be, registered against the Vessel through the Registry under the laws and flag of the Flag State;

(l) **Mortgagee's Interest Insurances**: the MII and the MAPI referred to in Schedule 5 paragraphs 1.3(i) and (ii) shall have been effected by the Agent in the name of the Lenders, but at the expenses of the Borrower;

(m) **Flag State law opinion**: an opinion of the special legal advisers in the Flag State to the Agent;

(n) **Further opinions**: opinion from a law firm approved by the Agent and in form and substance satisfactory to the Agent as to the corporate power and authorization of each of the Borrower and the Guarantor to enter into the Agreement and/or, as the case may be, each of the Security Documents to which each is a party and evidencing - inter alia - that the Agreement and the Security Documents to which each of the Borrower and the Guarantor is a party constitute legal valid and binding obligations of the Borrower or, as the case may be, the Guarantor;

(o) **Borrowers' and Guarantor's process agent**: a copy, certified as a true copy by an authorized officer of the Borrower or other person acceptable to the Lenders of a letter (in form acceptable to the Lenders) from the Borrower's and Guarantor's agent for receipt of service of proceedings referred to in Clause 18.2 and Clause 12.5 of the Guarantee accepting its appointment under the said Clauses and under each of the other Security Documents in which it is or is to be appointed as the Borrower's or, as the case may be, the Guarantor's agent;

(p) **Fees:** payment of the fees due from the Borrower to the Lenders and the Agent pursuant to the terms of Clause 5;

(q) **Transcript of Register:** within 10 Business Days after the Drawdown Date a Transcript of Register or equivalent document issued by the Register of Ships of the port of Piraeus showing the Vessel registered in the name of the Borrower free of any registered liens or Encumbrance other than the Mortgage;

(r) **Identification:** identification of the Borrower and the person(s) acting on behalf of the Borrower as required by German money laundering act §§ 1, 2 GWG; and

(s) **Beneficial Shareholders:** a statement to the Agent from individuals acceptable to the Agent confirming the identity of the Beneficial Shareholders.

Schedule 4

Form of Transfer Certificate
(referred to in Clause 15.4)

[Lenders are advised not to employ Transfer Certificates without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services Act 1986 and regulations made thereunder]

To: **DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT**, Domshof 17, D-28195, Bremen, Federal Republic of Germany (as Agent on its own behalf and on behalf of the Borrower, the Lenders, the Agent, the Arranger and the Security Agent defined in the Loan Agreement referred to below)

Date: ....

TRANSFER CERTIFICATE

This Transfer Certificate relates to the Loan Agreement (the "Agreement") dated .... between (1) **KELTY MARINE LTD.**, a company duly incorporated under the laws of the Republic of Marshall Islands, as Borrower, (2) the banks and financial institutions named therein as Lenders, and (3) **DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT**, as Agent, Arranger and Security Agent. Terms defined in the Agreement shall have the same meaning in this Transfer Certificate.

1. [Name of Existing Lender] (the "Existing Lender") (a) confirms the accuracy of the summary of its Commitment and Contribution set out in the Schedule to this Transfer Certificate and (b) requests [name of Transferee] (the "Transferee") to accept by way of transfer the portion of its Commitment and Contribution specified in the Schedule to this Transfer Certificate by countersigning and delivering this Transfer Certificate to the Agent at its address for the service of notice in the Agreement.

2. The Transferee requests the Agent (on behalf of itself, the Borrower, the Security Agent, the Arranger and the Lenders and the other parties to the Agreement) to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 15.4 of the Agreement, so as to take effect in accordance with

its terms on [date of transfer, being not earlier than [5] Banking Days after date of delivery of the Certificate to the Agent] (the "Effective Date").

3. The Agent (on behalf of itself and the other parties to the Agreement) confirms the transfer effected by this Transfer Certificate pursuant to and for the purposes of Clause 15.4 of the Agreement.

4. The Transferee confirms:

   (a) that it has received a copy of the Agreement and each of the other Security Documents and all other documentation and information required by it in connection with the transactions contemplated by this Transfer Certificate;

   (b) that it has made and will continue to make its own assessment of the validity, enforceability and sufficiency of this Agreement, the other Security Documents and this Transfer Certificate and has not relied and will not rely on the Existing Lender, the Arranger, the Security Agent, the Agent or any statements made by any of them in that respect;

   (c) that it has made and will continue to make its own credit assessment of the Security Parties and has not relied and will not rely on the Existing Lender, the Arranger, the Security Agent, the Agent or any statements made by any of them in that respect;

   (d) accordingly, neither of the Existing Lender, the Agent, the other Lenders and the Security Agent shall have any liability or responsibility to the Transferee in respect of any of the foregoing matters.

5. Execution of this Transfer Certificate by the Transferee constitutes its representations to the Existing Lender and all other parties to the Agreement that it has power to become party to the Agreement as a Lender on the terms herein and therein set out and has taken all necessary steps to authorise execution and delivery of this Transfer Certificate.

6. The Existing Lender makes no representation or warranty and assumes not responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Security Documents or any document relating thereto and assumes no responsibility for the financial condition of or for the performance and observance by any Security Party of any of its obligations under any of the Security Documents or any document relating thereto and any and all such

conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7. The Transferee hereby undertakes to the Existing Lender, the Borrower, the Agent and any other party to the Agreement that it will perform in accordance with their terms all those obligations which by the respective terms of the Agreement will be assumed by it after acceptance of this Transfer Certificate by the Agent and, if not already a Lender, appoints (i) the Agent to act as its agent and (ii) the Security Agent to act as its Security Agent and trustee, as provided in the Agreement and agrees to be bound by the terms of the Agreement. The Transferee acknowledges that the Existing Lender has no obligation to re-purchase or re-acquire any of the rights and obligations transferred by virtue of this Transfer Certificate or to support, indemnify or compensate the Transferee for any losses suffered by the Transferee as a consequence of a transfer effected by virtue of this Transfer Certificate.

8. The Existing Lender:

(a) warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

(b) warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Existing Lender is incorporated and the country in which its lending office is located; and

(c) agrees that it will, at the Transferee's expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Transfer Certificate or for a similar purpose.

9. The Transferee hereby undertakes with the Existing Lender and each of the other parties of the Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

10. By execution of this Transfer Certificate on their behalf by the Agent and in reliance upon the representations and warranties of the Transferee, the Borrower, the Lenders, the Arranger, the Agent and the Security Agent accept the Transferee as a

party to the agreement and the other Security Documents with respect to all those rights and/or obligations which by the terms of the Agreement and the other Security Documents will be assumed by the Transferee (including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Arranger, the Agent and the Security Agent as provided by the terms of the Agreement) after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

11. None of the Existing Lender, the Agent, the Security Agent, the Arranger or the Lenders:

(a) makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Agreement or any of the Security Documents or any document relating thereto; or

(b) assumes any responsibility for the financial condition of the Borrower or any other Security Party or any party to any such other document or for the performance and observance by the Borrower or any other Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

12. The Existing Lender and the Transferee each undertake that they will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Agent's gross negligence or willful misconduct, as the case may be.

13. The agreements and undertakings of the Transferee in this Transfer Certificate are given to, and for the benefit of, and made with, each of the other parties to the Agreement and the other Security Documents.

14. This Transfer Certificate is governed by English law.

Note: This Transfer Certificate is not a security, bond, note, debenture, investment or similar instrument. The execution of this Transfer Certificate alone may not transfer a proportionate share of the Existing Lender's interest in the security constituted by the Security Documents in the Existing Lender's or Transferee's jurisdiction. It is the responsibility of each individual Lender to ascertain whether any other documents are

required to perfect a transfer of such a share in the Existing Lender's interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

AS WITNESS the hands of the authorised signatories of the parties hereto on the date appearing below.

The Schedule

Amount of Contribution [($)]	Next Interest Payment Date(s)	Portion transferred [($)]
[●]	[●]	[●]
Amount of Commitment [($)]		Portion transferred [($)]
[●]		[●]

Administrative Details of Transferee

Lending office:

Account of payments:

Telephone:

Telefax:

Attention:

[Existing Lender]	)	[Transferee]	)
By:	)	By:	)
	)		)
Date:	)	Date:	)

AGENT

Agreed for and on behalf of itself as Agent, the Borrower, the Arranger, the Security Agent, the Arranger and the Lenders.

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

By: ....

Dated: ....

Note: The execution of this Transfer Certificate alone may not transfer a proportionate share of the Existing Lender's interest in the security constituted by the Security Documents in the Existing Lender's or Transferee's jurisdiction. It is the responsibility of the Transferee to ascertain whether any other documents are required to perfect a transfer of such a share in the Existing Lender's interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

Schedule 5

INSURANCE REQUIREMENTS

1. INSURANCES

1.1 DEFINITIONS:

(a) "**Insurances**" means recognised contracts of insurance - as expressly required by the Agent - that are in full force and effect during the Security Period, to indemnify in full against physical loss and/or damage, liabilities to crew, cargo owners or third parties and all other insurable consequential losses with respect to the Vessel, her freights, disbursements, profits or otherwise howsoever and all the benefits thereof, including the proceeds of all claims of whatsoever nature and return of premiums.

(b) "**Policies**" means recognised contracts as legal evidence of the Insurances in the form of slips, certificates or other instruments of insurance, including - but not limited to - certificates of entry of a P&I or War Risks association/ club / insurer respectively and any renewals or substitutes thereof whatsoever.

(c) "**Hull and Machinery**" means the insurance of all marine risks according to German ADS/DTV-Hull Clauses 1978 (as amended 02/1992), or Institute Time Clauses (Hulls) (1/10/83) or (1/11/95), or International Hull Clauses (01/11/02), or American Institute Hull Clauses (June 2, 1977), or Norwegian Marine Insurance Plan of 1996 and customary additional clauses, or other equivalent conditions as any of the aforesaid is updated and/or amended from time to time.

(d) "**Disbursements**" means the insurance of all marine risks according to German DTV-Disbursement etc. Clauses, including Excess Liabilities, or Institute Time Clauses - Hulls, Disbursements and Increased Value (Total Loss only, including Excess Liabilities) (1/10/83) or (1/11/95), including customary additional clauses, or other equivalent conditions as any of the aforesaid is updated and/or amended from time to time subject to a sum insured not exceeding the limitation under the disbursement warranty of the Hull and Machinery insurance.

(e) "**War Risks**" means the insurance of all risks according to Institute War and Strikes Clauses (Hulls - Time) (1/10/83) or (1/11/95), Hellenic War Risk Rules or

equivalent conditions as any of the aforesaid is updated and/or amended from time to time including - but not limited to - war risks P&I, terrorism, blocking and trapping, missing vessel, confiscation and all risks excluded from the standard form of English or other marine policies by the free of capture and seizure (F.C. & S.) clause.

(f) "**Letter of Undertaking**" means both: (i) a letter of undertaking with respect to Insurances other than P&I and (ii) a letter of undertaking with respect to P&I Insurances both in form and substance similar either to the standard form of the Lloyds Market Insurance Brokers' Committee or of the relevant Protection and Indemnity club or in such other form as is acceptable to the Agent.

(g) "**Protection and Indemnity**" (P&I) means the insurance against usual legal liabilities including - but not limited to - those to third parties with respect to oil pollution, passenger claims and collision liabilities, covered under terms and conditions of club rules of a Protection and Indemnity club / association or under the rules of a fixed premium P&I insurer as any of the aforesaid rules are updated and/or amended from time to time.

(h) "**Excess Liabilities**" means the insurance of contributions to general average, proportion of claims for salvage and salvage charges, sue and labour charges, collision liability not recoverable in full under Hull and Machinery by reason of the difference between the insured value and the value ascertained / adopted for the purpose of such claims and any other liability insured above an underlying policy.

(i) **"Mortgagees Interest Insurance / MII"** means the indemnification of the Lenders to the extent of the Loan plus interest and costs caused by a non- or partly non-payment by the underwriters of the Borrower's Policies and/or club entries declaring a claim void or voidable.

(j) **Other Insurance**

insurance in respect of such other matters of whatsoever nature and howsoever arising in respect of which the Agent would at any time reasonably require at its discretion the Vessel to be insured.

1.2 The Borrower, covenants hereby with the Lenders and undertakes throughout the Security Period (if not otherwise agreed with the Agent in writing):

(a) to insure and to keep the Vessel insured at its own expense with brokers/insurers/associations approved by and upon terms and conditions in form and substance satisfactory to the Agent on the basis of the following provisions:

(i) Hull and Machinery plus Disbursements (Total Loss only, including Excess Liabilities) on full conditions on an agreed value basis in the amount at least in the greater of the Vessel's fair aggregate market value and 120% of the Loan from time to time outstanding plus any encumbrance ranking prior to the Mortgage.

(ii) War Risks (including terrorism and War Risks P&I) on full conditions in addition to Hull and Machinery at values as described under (i).
War zones declared under the List of Areas of Perceived Enhanced Risks in relation to hull war, strikes, terrorism and related perils (replacing the former War Risks Trading Warranties) not to be entered into without prior written approval of the War Risks insurer and subject to compliance with all requirements of the War Risks insurer as extra premium or otherwise as the insurer may require to maintain coverage.

(iii) Protection & Indemnity generally to be taken out/entered into with a club that is a member of the International Group of Protection and Indemnity Associations (IGA) to the highest limit of indemnity provided by a club of the IGA or its successor, in respect of claims, including but not limited to, oil pollution, or according to any higher limit mandatory or otherwise required and available from time to time.

It is in the sole discretion of the Agent to accept other first class P&I insurers and/or a lower coverage. Such acceptance to be obtained from the Agent by the Borrower prior to any Insurances are taken out or entered into.

(iv) such other insurance as the Agent may reasonably deem necessary.

(b) to assign - together with all named assureds - to the Lenders the present and future benefit of all Insurances by means of the Assignment of Insurances and to disclose forthwith to the brokers/underwriters the Assignment of Insurances by means of a notice of assignment of the Vessel's insurances as per the relevant

Appendix to the General Assignment in such form as is acceptable to the Agent (the "**Notice of Assignment**"). Such Notice of Assignment to be given together with the loss payable clause contained therein (the "**Loss Payable Clause**");

(c) to arrange all Policies to be endorsed with the Notice of Assignment including Loss Payable Clause and the Lenders as Mortgagee/Assignee free of any obligation to pay premiums or to settle claims;

(d) to arrange for coverage confirmations of all Insurances required to be forwarded by the brokers/insurers well in time prior to the disbursement of the Loan and thereafter fourteen (14) days before amendment, alteration, expiry, renewal of the Insurances in force, or taking out of new Insurances for approval by the Agent and thereafter certified copies of all relevant Policies to be furnished through the brokers/insurers or the Borrower itself to the Agent within reasonable time;

(e) to arrange for Letters of Undertaking, to be provided to the Agent, each with a 10-day term of protection in favour of the Security Agent or the Lenders and the undertaking not to set-off claims or premiums not properly allocated to the Vessel and to dispose of the insurance proceeds according only to the Assignment of Insurances, the Loss Payable Clause and the advice of the Agent;

(f) upon the Agent's reasonable request and at the Borrower's expense to insure risks and liabilities not covered by or excluded from the aforesaid Policies taken out from time to time (e.g. loss of hire, excess oil pollution cover, drug seizure, freight demurrage and defence, mortgagees right insurance, social responsibility insurance etc.);

(g) to prove to the satisfaction of the Agent - in the event of requisition of the Vessel for hire by a Governmental Authority - that such requisition is upon terms whereby the requisitioning authority has undertaken full responsibility to indemnify or recompense the Borrower in respect of or otherwise to make good all losses which would ordinarily be covered by the Insurances required and to be effected by the Borrower hereunder:

   (i) the Borrower shall, if the said undertaking of the requisitioning authority is satisfactory to the Agent, accordingly be relieved from its insurance obligations hereunder in respect of the period of such full responsibility of

the requisitioning authority or in event the requisitioning authority shall have assumed only a partial responsibility, the responsibility of the Borrower hereunder shall be modified in such manner and to such extent as the Agent may in its discretion consider fit;

(ii) Any moneys receivable by the Borrower from the requisitioning authority pursuant to any assumption of responsibility as aforesaid shall be deemed to constitute sums receivable in respect of the Insurances;

(h) to pay all premiums, club calls, contributions or all other sums payable in respect of the said Insurances promptly when due and to produce all receipts on request of the Agent and/or the Lenders, provided, however, that the Agent and/or the Lenders shall have the right but not the obligation to pay such premiums, club calls, contributions or other sums payable;

(i) to bear any costs and/or premiums paid by the Agent and/or the Lenders and to indemnify the Agent and/or the Lenders for any payments made in connection with the Insurances requested herein or taken out by the Agent and/or the Lenders in accordance with this Schedule 5 including the costs charged by independent insurance consultants to review the Borrower's Insurances and to reimburse such costs, premiums and payments on first demand;

(j) neither to run blockade nor to carry contraband, not to employ or suffer the Vessel to be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein), especially neither to carry any cargo, not to navigate waters, nor to perform operations or activities for which the Insurances of the Vessel do not grant full cover, nor do, consent or agree to any act or omission which could render any such instrument of insurance invalid, void, voidable, or unenforceable or render any sum payable thereunder repayable in whole or in part;

(k) to give immediate notice to the Lenders of any damage to the Vessel exceeding $1,000,000 and to arrange for prompt survey and repair of any such damage in accordance with good commercial maintenance practice or to provide all possible assistance and to bear the cost in case that the repairs are reasonably induced by the Lenders and payment receipts to be provided to the Lenders on first demand;

(l) to obtain the Certificate of Financial Responsibility (COFR) in accordance with

the requirements and regulations of the U.S. Coast Guard; and

(m) to give irrevocable instruction to the underwriters to inform the Lenders upon request about any other assignment, attachment or charge on the insurance claims as well as on possible premium arrears.

1.3 The Borrower authorizes and entitles herewith the Agent throughout the Security Period:

(a) at any time to take out through its own appointed broker, in its exclusive favour, on such terms and conditions as the Agent may think fit but at the Borrower's expense:

(i) a MII equal to 110% of the amount of the Loan outstanding from time to time; and

(ii) a MAPI equal to 110% of the amount of the Loan outstanding from time to time, unless the Borrower has expressly and in written form undertaken and declared, that the Vessel will not enter U.S. territorial waters and/or the U.S. exclusive economic zone or any other waters with pollution liability legislation and/or practice in force, which is equivalent to the U.S. Oil Pollution Act of 1990 - (OPA 90) or the practice in force thereunder;

(b) in the event of non-compliance of the Borrower with any of the provisions of this Schedule 5 to effect and thereafter to maintain (but without being obliged to do so) all such Insurances upon the Vessel and at the Borrower's expense as the Lenders in their discretion may think fit, not affecting its right to demand repayment of the loan including interest and costs; and

(c) to settle any dispute between the Borrower and the insurers if an agreement can not be reached in respect of the merits or the amount payable under the Policies by accepting a compromise of the Lenders with the insurers after the Lenders' prior consultation with the Borrower.

1.4 The Borrower covenants and confirms herewith to have neither assigned, mortgaged, charged, pledged or otherwise disposed of all or any of the Insurances to anyone other than the Lenders nor will assign, mortgage, charge, pledge or otherwise dispose of the same to anyone other than the Lenders.

Schedule 6

Form of Trust Deed

THIS DECLARATION OF TRUST made by **DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT** (the "**Security Agent**") is made on [●] June, 2010 and is supplemental to (and made pursuant to the terms of) a loan agreement dated [●] June, 2010 (the "**Loan Agreement**") and made between (1) **KELTY MARINE LTD.**, as borrower, (2) **DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT**, as Agent, Arranger and Security Agent and (3) the banks and financial institutions mentioned in schedule 1 to the Loan Agreement as the Lenders. Words and expressions defined in the Loan Agreement shall have the same meaning when used in this Deed.

NOW THIS DEED WITNESSETH as follows:

1 The Security Agent hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust for certain of the other Creditors on the terms and basis set out in the Loan Agreement.

2 The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.

IN WITNESS whereof the Security Agent has executed this Deed the day and year first above written.

SIGNED, SEALED and **DELIVERED** as a **DEED**	)	
by	)	
for and on behalf of	)	
DEUTSCHE BANK AKTIENGESELLSCHAFT,	)	____________________
as Security Agent	)	Attorney-in-fact

Schedule 7

Form of Compliance Certificate
(referred to in Clause 8.1(e)(ii))

To: DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT
Domshof 17, D-28195, Bremen
Federal Republic of Germany
(the "**Agent**")

From: KELTY MARINE LTD.
(the "**Borrower**")

Dated: [●] June, 2010

RE: Loan Agreement dated [●] June, 2010 made between (1) the Borrower (2) the Lender(s) listed in schedule 1 thereto, in respect of a loan facility of up to US$26,650,000 (the "**Loan Agreement**").

Terms defined in the Loan Agreement shall have the same meaning when used herein.

I/We [●], [●] and [●], [each] being the Chief Financial Officer of each of the Borrower and GLOBUS MARITIME LIMITED, of Jersey (the "**Guarantor**"), refer to Clause 8.1(e)(ii) of the Loan Agreement and hereby certify that, during the Accounting Period 01.01.20[…] to 31.12.20[…] and on the date hereof:

1. Financial Covenants:

(a) the minimum free liquidity balances of the Guarantor and/or the Borrower maintained with the Agent in unencumbered (save in favour of the Security Agent or the Lenders) current or call accounts is no less than Dollars One Million ($1,000,000);

(b) the ratio of Stockholders' Equity to Total Assets is not less than 25 per cent,; and

(c) the Stockholders' Equity in the Guarantor as shown in the Latest Balance Sheet to be not less than Fifty million Dollars ($50,000,000);

2. Default:

[No Default has occurred and is continuing]

or

[The following Default has occurred and in continuing: [provide details of Default]. [The following steps are being taken to remedy it: [provide details of steps being taken to remedy Default]].

We attach hereto the necessary documents supported by calculations setting out in reasonable detail the materials underling the statements made in this Compliance Certificate.

Signed: ________________
Name: [..............................]
Title: Chief Financial Officer

EXECUTION PAGE

THE BORROWER

SIGNED by)
Mr. Elias Defteraios)
for and on behalf of)
KELTY MARINE LTD.,)
of Marshall Islands, in the presence of:)

Attorney-in-Fact

Witness:
Name: Dimitrios Zafeiropoulos
Address: 10 Skouze Street
Piraeus, Greece
Occupation: Attorney-at-Law

THE CREDITORS

SIGNED by)
Mr. Charalambos V. Sioufas)
for and on behalf of)
DEUTSCHE SCHIFFBANK AKTIENGESELLSCHAFT)
as Arranger, Agent, Security Agent,)
and Lender(s), in the presence of:)

Attorney-in-Fact

Witness:
Name: Efstratios Kalantzis
Address: 13 Defteras Merarchias Street
Piraeus, Greece
Occupation: Attorney-at-law

SIGNED by)
Mr. Charalambos V. Sioufas)
for and on behalf of)
COMMERZBANK AKTIENGESELLSCHAFT,)
as Account Bank, in the presence of:)

Attorney-in-Fact

Witness: ____________________

Name: Efstratios Kalantzis

Address: 13 Defteras Merarchias Street
Piraeus, Greece

Occupation: Attorney-at-law